Exhibit 10.3

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to NextCure, Inc. if publicly disclosed.

CONFIDENTIAL

EXECUTION VERSION

RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT

between

NEXTCURE, INC.

and

ELI LILLY AND COMPANY

This RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT (this “Agreement”) is effective as of November 2, 2018 (the “Effective Date”), and is entered into by and between:

NEXTCURE, INC., a Delaware corporation (“NextCure”), having a place of business at 9000 Virginia Manor Road, Suite 200, Beltsville, MD 20705;

and

ELI LILLY AND COMPANY, an Indiana corporation (“Lilly”), having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285.

INTRODUCTION

A.                                    WHEREAS, NextCure is engaged in discovering and developing next generation first-in-class immunotherapy-based biologics for cancer and other diseases, and leverages its FIND-IOTM Technology (defined below) to discover, validate and build a pipeline of novel immunotherapy targets.

B.                                    WHEREAS, Lilly is engaged in the research, development, marketing, manufacturing and distribution of pharmaceutical products for use in humans and animals.

C.                                    WHEREAS, the Parties desire to enter into an exclusive arrangement for a research and development collaboration, pursuant to which NextCure will apply its FIND-IOTM Technology to identify novel Oncology Targets (defined below) within the Collaboration Field (defined below) for additional research and drug discovery by the Parties (the “Collaboration”), which targets, if products are successfully developed therefrom, would be commercialized, all subject to the terms and conditions set forth herein.

D.                                    WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a stock purchase agreement providing for the issuance to Lilly of preferred stock of NextCure.

NOW THEREFORE, in consideration of the foregoing premises and the following mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1                               “Accountant” means, as applicable, one of the internationally recognized accounting firms known as KPMG, Deloitte, PricewaterhouseCoopers or Ernst & Young as of the Effective Date, or any successor firm thereto as defined at the applicable time thereafter.

1.2                               “Action” has the meaning set forth in Section 9.2.

1.3                               “Acquiring Entities” has the meaning set forth in Section 1.26.

1.4                               “Adverse Event” means any untoward medical occurrence in a human patient or subject who is administered a pharmaceutical product, including any undesired sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such pharmaceutical product, whether or not considered related to such pharmaceutical product.

1.5                               “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity will be regarded as under the control of another corporation or entity if the latter corporation or entity owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the former corporation or other entity, or if the latter corporation or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the former corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the former corporation or other entity.

1.6                               “Agreement” has the meaning set forth in the Preamble.

1.7                               “Alliance Manager” has the meaning set forth in Section 2.4.

1.8                               “Antibody” means (a) any antibody, antibody form (such as a fragment, alternative scaffold, domain antibody and the like), (b) any modified or derivatized version of such antibody or antibody form or (c) the coding sequence of any of the foregoing in clause (a) or (b).

1.9                               “Applicable Law” means any applicable national, federal, state, local, foreign, international, or multinational law (including data protection and privacy laws), statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any governmental authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.10                        “BLA” means (a) a Biologics License Application (or, if applicable, New Drug Application (NDA) or 505(b)(2)) submitted and filed with the FDA, and all supplements and amendments that may be submitted with respect to the foregoing or (b) the equivalent application submitted to the applicable Regulatory Agency in a country outside the United States.

1.11                        “Calendar Quarter” means each successive period of three months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter of the Term will be the period beginning on March 31, June 30, September 30 or December 31, as applicable, and ending on the effective date of expiration or termination of this Agreement.

1.12                        “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31; provided that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

1.13                        “CDA” has the meaning set forth in Section 13.9.

1.14                        “Collaboration” has the meaning set forth in the Introduction.

1.15                        “Collaboration Compound” means a compound or Antibody which is selected, created, designed or conceived of under a Project Plan by either of the Party’s Research Collaboration teams and Directed to a particular Collaboration Target, in each case, solely as discovered during the Research Term.

1.16                        “Collaboration Field” means all oncology applications and oncology uses.

1.17                        “Collaboration Target” means a Proposed Collaboration Target that the Parties through the JSC advance to a Compound Discovery Program as a “Collaboration Target” in accordance with Section 3.3.2.

1.18                        “Collaboration Technology” means the Lilly Collaboration Technology and/or the NextCure Collaboration Technology, as applicable.

1.19                        “Combination Product” has the meaning set forth in the definition of Net Product Sales.

1.20                        “Commercializing Party” means (a) NextCure, with respect to Products Directed to a NextCure Target to which NextCure has exercised its Option pursuant to Article 4, and (b) Lilly, with respect to Products Directed to a Lilly Target to which Lilly has exercised its Option pursuant to Article 4.

1.21                        “Commercially Reasonable Efforts” means effort, expertise and resources normally used by the Party in the development and/or commercialization of a comparable pharmaceutical product owned by such Party (or to which it has rights) which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound, Antibody or product, the regulatory pathway involved for approval, the profitability of the applicable products (including any payments required under this Agreement), product reimbursement, proprietary position, and other relevant strategic and commercial factors normally considered by the Party in making product portfolio decisions. For purposes of clarity, Commercially Reasonable Efforts will be determined on a country-by-country basis within the Territory, and it is anticipated that the level of effort may be different for different countries and may change over time, reflecting changes in the status of the Product and the country(ies) involved.

1.22                        “Compound Discovery” mean activities for the discovery of a Collaboration Compound, including assay development, protein expression, immunization, Antibody engineering, creation of reagents, screening of Antibodies, and other related activities.

1.23                        “Compound Discovery Plan” has the meaning set forth in Section 3.4.1.

1.24                        “Compound Discovery Program” has the meaning set forth in Section 2.1.3.

1.25                        “Confidential Information” means all Know-How, trade secrets, technical information, specifications, data, formulae, intellectual property, software or other information of a Party that is confidential or Proprietary and is disclosed by such Party to the other Party or otherwise received or accessed by the other Party in the course of performing its obligations or exercising its rights under this Agreement, including:

1.25.1              all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement;

1.25.2              any information that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and

1.25.3              all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in Section 1.25.1 or 1.25.2 of this definition.

For purposes of the confidentiality obligations set forth herein, (a) Lilly Collaboration Know-How and Lilly Materials shall be deemed Confidential Information of Lilly; (b) NextCure Collaboration Know-How and NextCure Materials shall be deemed Confidential Information of NextCure; (c) all Know-How generated under a Project Plan by an employee, contractor or agent of either Party pursuant to this Agreement with respect to Proposed Collaboration Targets, Collaboration Targets shall be deemed the Confidential Information of both Parties (the “Joint Collaboration Target Confidential Information”) (provided, however, that, in the case of the foregoing clause (c), in the event a Party exercises its Option to a Collaboration Target (enabling development of a Collaboration Compound), the other Party shall and hereby does assign, and cause any of its employees, contractors or agents to assign, all of its right, title and interest in and to any such Joint Collaboration Target Confidential Information to the extent relating to such Collaboration Target to the Option-exercising Party, and thereafter such portion of such Joint

Collaboration Target Confidential Information shall be deemed the Confidential Information solely owned by the Option-exercising Party (and the Option-exercising Party the disclosing party, and the other Party the receiving party, with respect thereto and regardless of the Party initially disclosing the same)); (d) Confidential Information Controlled by NextCure or any of its Affiliates that is generated under a Project Plan relating solely to one or more Lilly Compounds or Lilly Products or the Exploitation thereof (the “Lilly Product Information”) shall upon the exercise of the applicable Lilly Option be deemed Confidential Information of Lilly (and Lilly the disclosing party, and NextCure the receiving party, with respect thereto and regardless of the Party initially disclosing the same) and NextCure shall and hereby does assign, and cause any of its employees, contractors or agents to assign, all of its right, title and interest in and to any such Lilly Product Information to Lilly; and (e) subject to the foregoing subclause (d) (i.e., excluding Lilly Product Information), Confidential Information Controlled by Lilly or any of its Affiliates that is generated under a Project Plan relating solely to one or more NextCure Compounds or NextCure Products or the Exploitation thereof (the “NextCure Product Information”) shall upon the exercise of the applicable NextCure Option be deemed Confidential Information of NextCure (and NextCure the disclosing party, and Lilly the receiving party, with respect thereto and regardless of the Party initially disclosing the same) and Lilly shall and hereby does assign, and cause any of its employees, contractors or agents to assign, all of its right, title and interest in and to any such NextCure Product Information to NextCure.

1.26                        “Control” means, with respect to any material, information or intellectual property right, that a Party and/or its Affiliates (a) owns such material, information or intellectual property right, or (b) has a license to, right to use, or grant access to such material, information or intellectual property right to a third party, in each case of (a) or (b), without violating the terms of any agreement or other arrangement with a Third Party. “Controlled” and “Controlling” shall have corresponding meanings. Notwithstanding anything to the contrary in this Agreement, in the event that a Third Party acquires (including by merger or consolidation) a Party or an Affiliate of a Party, or a Party or an Affiliate of a Party transfers to a Third Party all or substantially all of its assets to which this Agreement relates (such Third Party and its Affiliates immediately prior to such acquisition or transfer, collectively, the “Acquiring Entities”), then any material, information or intellectual property owned or controlled by any Acquiring Entities shall not be deemed to be Controlled by a Party hereunder.

1.27                        “Courts” has the meaning set forth in Section 13.7.

1.28                        “Data Package” has the meaning set forth in Section 4.1.

1.29                        “Directed to” means, with respect to a compound, Antibody or product that has at least one domain that binds to or interacts with a Collaboration Target, that the primary mechanism of action of such compound, Antibody or product is to inhibit, activate or otherwise modulate the biological function of such Collaboration Target.

1.30                        “Dispute” has the meaning set forth in Section 14.1.

1.31                        “Effective Date” has the meaning set forth in the Preamble.

1.32                        “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” has the meaning set forth in Section 3.6.

1.33                        “Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 3.6.

1.34                        “EMA” has the meaning set forth in the definition of Regulatory Agency.

1.35                        “EU” means the member states of the European Union, or any successor entity thereto performing similar functions.

1.36                        “Excluded Targets” mean those certain Oncology Targets set forth on Exhibit B that shall be excluded from the Collaboration.

1.37                        “Executive Officers” has the meaning set forth in Section 14.1.

1.38                        “Exploit” means to make, have made, import, use, have used, sell, offer for sale and have sold, including to research, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), import, export, transport, distribute, promote, market or otherwise dispose of. “Exploitation” shall have a corresponding meaning.

1.39                        “Extension Period” has the meaning set forth in the definition of Research Term.

1.40                        “FDA” has the meaning set forth in the definition of Regulatory Agency.

1.41                        “Field” means the diagnosis, prevention, control, treatment or amelioration, in humans and other animals, of any and all diseases or conditions.

1.42                        “FIND-IOTM Technology” means Functional, Integrated, NextCure Discovery in Immuno Oncology, NextCure’s proprietary technology platform, which uses a functional screening approach for the identification of novel targets by examining novel molecular interactions that drive functional immune responses in the tumor microenvironment, including any modification, enhancement, improvement and/or successor thereto.

1.43                        “First Commercial Sale” means, with respect to a Product, the first sale in a country to a Third Party of such Product intended for use by an end-user customer of such Product in such country.

1.44                        “Force Majeure” has the meaning set forth in Section 13.3.

1.45                        “Generic Competition” has the meaning set forth in Section 6.7.3(c).

1.46                        “Generic Product” has the meaning set forth in Section 6.7.3(b).

1.47                        “Good Clinical Practices” or “cGCP” means the then-current Good Clinical Practice standards, practices and procedures for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000, (c) those promulgated and endorsed by the FDA as set forth in 21 C.F.R. 50, 56 and 312, and (d) comparable regulatory standards, practices and procedures promulgated by any Regulatory Agency in any country in which a Product is intended to be sold, each as may be amended and applicable from time to time.

1.48                        “Good Laboratory Practices”, “cGLP” or “GLP” means the then-current Good Laboratory Practices standards, practices and procedures for laboratory activities for pharmaceuticals, including, as applicable (a) those promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and (b) comparable regulatory standards, practices and procedures promulgated by any other Regulatory Agency, including the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, in any country in which a Product is intended to be sold, each as may be amended and applicable from time to time.

1.49                        “Good Manufacturing Practices” means the then-current Good Manufacturing Practices standards, practices and procedures for the manufacture, testing, quality assurance and quality control of pharmaceutical products including, as applicable, (a) those promulgated and endorsed by the FDA as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2, (d) ICH Q7 guidelines and (e) comparable regulatory standards, practices and procedures promulgated by any other Regulatory Agency in any country in which a Product is intended to be sold, each as may be amended and applicable from time to time.

1.50                        “Good Research Practices” means the then-current Good Research Practices standards, practices and procedures including, as applicable, (a) the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research, (b) the WHO Quality Practices in Basic Biomedical Research Guidelines and (c) comparable regulatory standards, practices and procedures promulgated by any other Regulatory Agency in any country in which a Product is intended to be sold , each as may be amended and applicable from time to time.

1.51                        “Government Official” has the meaning set forth in Section 11.6.2.

1.52                        “GxP” means compliance with all relevant Regulatory Agency requirements or guidance for Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices and Good Research Practices.

1.53                        “ICH” has the meaning set forth in the definition of Good Clinical Practices.

1.54                        “Indication” means, with respect to a particular Product, the use of such Product for treating a separate and distinct disease or medical condition.

1.55                        “Internal Compliance Codes” has the meaning set forth in Section 11.6.4.

1.56                        “Joint Collaboration Target Confidential Information” has the meaning set forth in the definition of Confidential Information.

1.57                        “JNDA” means (a) the single application or set of applications for approval and/or pre-market approval to manufacture and commercialize in Japan a biologic or pharmaceutical or product filed with the MHLW, and any related registrations with or notifications to the MHLW, and (b) all supplements and amendments that may be filed with respect to any of the foregoing.

1.58                        “JPC” has the meaning set forth in Section 2.6.

1.59                        “JSC” has the meaning set forth in Section 2.2.

1.60                        “Know-How” means any and all information, know-how, trade secrets and data, including all technical, scientific, pre-clinical, clinical, regulatory, safety, manufacturing, quality control, marketing, financial and commercial data (including pharmacological, toxicological and other test data and results) and other information, whether communicated in writing or orally or by any other method, including written specifications, biological and other tangible materials, sketches, designs, drawings, schematics, prototypes, methods, protocols, inventions, knowledge, means, processes, practices, formulae, instructions, skills, techniques, procedures, biological and other methodology, expressed ideas and technical assistance regulatory submissions or other intellectual property of any kind, but excluding Patent Rights, which is provided by one Party to the other Party in connection with this Agreement.

1.61                        “Knowledge” means all such facts, circumstances or other information, of which, (a) with respect to Lilly, [***] and/or (b), with respect to NextCure, [***], are actually aware following reasonable inquiry of personnel of such Party who reasonably would be expected to have knowledge with respect to the subject matter of the relevant representation.

1.62                        “Lilly” has the meaning set forth in the Preamble.

1.63                        [***]

1.64                        “Lilly Collaboration Know-How” means Know-How Controlled by Lilly and/or its Affiliates (excluding NextCure Collaboration Know-How) that is necessary to Exploit (but not to manufacture) a Collaboration Target, Collaboration Compound or Product. Notwithstanding the foregoing, Lilly Collaboration Know-How shall expressly exclude [***].

1.65                        “Lilly Collaboration Patent Rights” means any and all Patent Rights Controlled by Lilly and/or its Affiliate(s) during the Term that either (a) claim Lilly Collaboration Know-How or (b) are necessary to Exploit [***] a Collaboration Target, Collaboration Compound or Product.

1.66                        “Lilly Collaboration Technology” means the Lilly Collaboration Know-How and the Lilly Collaboration Patent Rights.

1.67                        “Lilly Compounds” has the meaning set forth in Section 4.2.3.

1.68                        “Lilly Indemnified Parties” has the meaning set forth in Section 11.2.

1.69                        “Lilly Materials” means any Antibodies, compounds, assays, reference standards, or other materials that are Proprietary to Lilly, that are transferred to NextCure hereunder for the conduct of the Target Discovery Program, any Target Validation Program or any Compound Discovery Program. Lilly Materials shall not include [***].

1.70                        “Lilly Option” has the meaning set forth in Section 4.2.1.

1.71                        “Lilly Option Period” has the meaning set forth in Section 4.2.2.

1.72                        “Lilly Product Information” has the meaning set forth in the definition of Confidential Information.

1.73                        “Lilly Products” has the meaning set forth in Section 4.2.3.

1.74                        “Lilly Research Collaboration Technology” has the meaning set forth in Section 8.3.2.

1.75                        “Lilly Responsibility Patents” has the meaning set forth in Section 8.5.

1.76                        “Lilly Target” has the meaning set forth in Section 4.2.1.

1.77                        “Losses” has the meaning set forth in Section 11.1.

1.78                        “MAA” means an application for the authorization to market a Product in any particular country or regulatory jurisdiction, as defined in the Applicable Laws and filed with the applicable Regulatory Agency of such country or regulatory jurisdiction.

1.79                        “Major European Markets” means the United Kingdom, France, Germany, Spain and Italy.

1.80                        “Materials” means the NextCure Materials and/or the Lilly Materials, as applicable.

1.81                        “Materials Transfer Letter” has the meaning set forth in Section 3.10.1.

1.82                        “MHLW” has the meaning set forth in the definition of Regulatory Agency.

1.83                        “Net Product Sales” means, with respect to a particular Product, the gross amount invoiced by the Commercializing Party (including any Affiliate of the Commercializing Party) or any sublicensee thereof (including any Affiliate of any sublicensee) to unrelated Third Parties, excluding any sublicensee, for such Product in the Territory, less (without duplication or double-counting):

1.83.1              Trade, quantity and cash discounts allowed for such Product;

1.83.2              Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price of such Product;

1.83.3              Returns and allowances of such Product;

1.83.4              That portion of the sales value reasonably attributable to drug delivery systems, as mutually agreed by the Parties;

1.83.5              Any tax imposed on the production, sale, delivery or use of such Product, including sales, use, excise or value added taxes, or the annual fee imposed on pharmaceutical manufacturers by the U.S. government;

1.83.6              Wholesaler inventory management fees for such Product, to the extent permitted in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”);

1.83.7              Allowance for distribution expenses for such Product, which shall be no greater than seventy-five hundredths percent (0.75%) of the gross amount invoiced by the Commercializing Party (including any Affiliate of the Commercializing Party) or any sublicensee thereof (including any Affiliate of any sublicensee) to unrelated Third Parties, excluding any sublicensee, for such Product; and

1.83.8              Any other similar and customary deductions which are in accordance with U.S. GAAP.

Such amounts and deductions therefrom shall be determined in accordance with U.S. GAAP or, in the case of Affiliates or sublicensees, such similar accounting principles, consistently applied, from the books and records of the Commercializing Party (or Affiliate or sublicensee) maintained in accordance with U.S. GAAP or, in the case of Affiliates or sublicensees, such similar accounting principles, consistently applied, in all cases across such party’s product portfolio. Subject to the foregoing sentence, the Commercializing Party further agrees in determining such amounts, it will use the Commercializing Party’s then current standard procedures and methodology consistently and strictly applied throughout its product portfolio, including the Commercializing Party’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Affiliates or sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises a Product and any other active compound(s), provided that the licenses and rights granted hereunder shall not include any licenses to any active compound of the applicable licensor other than a Collaboration Compound), the Net Product Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Product Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately for the same dosage as contained in the Combination Product in finished form, and B is the weighted average sale price of the other active compound(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Product Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Product Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Product Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Product Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Product Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Product Sales of the Combination Product.

Solely for the purposes of determining the price of the Product in the context of a Combination Product, the weighted average sale price for a Product, other product, or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, other product or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product, or Combination Product. Any over or under payment in the initial year due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.84                        “NextCure” has the meaning set forth in the Preamble.

1.85                        “NextCure Collaboration Know-How” means Know-How Controlled by NextCure and/or its Affiliates (excluding Lilly Collaboration Know-How) that is necessary to Exploit a Collaboration Target, Collaboration Compound or Product. Notwithstanding the foregoing, NextCure Collaboration Know-How shall expressly exclude any FIND-IOTM Technology.

1.86                        “NextCure Collaboration Patent Rights” means any and all Patent Rights Controlled by NextCure and/or its Affiliate(s) during the Term that either (a) claim NextCure Collaboration Know-How or (b) are necessary to Exploit a Collaboration Target, Collaboration Compound or Product, including the Lilly Responsibility Patents set forth on Schedule 8.5.

1.87                        “NextCure Collaboration Technology” means the NextCure Collaboration Know-How and the NextCure Collaboration Patent Rights.

1.88                        “NextCure Compound” has the meaning set forth in Section 4.4.3.

1.89                        “NextCure Indemnified Parties” has the meaning set forth in Section 11.1.

1.90                        “NextCure Materials” means any compounds, assays or other materials that are Proprietary to NextCure that are disclosed or otherwise made available to Lilly hereunder for the conduct of the Target Discovery Program, any Target Validation Program or any Compound Discovery Program.

1.91                        “NextCure Option” has the meaning set forth in Section 4.4.1.

1.92                        “NextCure Option Period” has the meaning set forth in Section 4.4.2.

1.93                        “NextCure Potential Target” has the meaning set forth in Section 4.4.1.

1.94                        “NextCure Product Information” has the meaning set forth in the definition of Confidential Information.

1.95                        “NextCure Products” has the meaning set forth in Section 4.4.3.

1.96                        “NextCure Research Collaboration Technology” has the meaning set forth in Section 8.3.1.

1.97                        “NextCure Responsibility Patents” has the meaning set forth in Section 8.5.

1.98                        “NextCure Target” has the meaning set forth in Section 4.4.1.

1.99                        “New TA Indication” has the meaning set forth in Section 6.5.2(b).

1.100                 “Non-Publishing Party” has the meaning set forth in Section 10.5.

1.101                 “Notice” has the meaning set forth in Section 13.5.

1.102                 “Notices and Consents” has the meaning set forth in Section 11.3.8.

1.103                 “Oncology Target” means a protein and any structural or other variant, subunit, fragment or derivative thereof that is identified by or on behalf of NextCure with the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology under the Research Collaboration.

1.104                 “Oncology Target List” has the meaning set forth in Section 3.2.1.

1.105                 “Option” means a Lilly Option or NextCure Option, as applicable.

1.106                 “Other Action” has the meaning set forth in Section 9.3.

1.107                 “Parties” means NextCure and Lilly.

1.108                 “Party” means NextCure or Lilly.

1.109                 “Party Specific Regulations” has the meaning set forth in Section 11.6.3.

1.110                 “Patent Rights” means rights under all patents and patent applications, including provisional and non-provisional applications, and including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, re-validations, patents of addition, supplementary protection certificates or the equivalents thereof, continuations, continuations-in-part and divisionals thereof and all foreign counterparts of any of the foregoing.

1.111                 “Person” means an individual, firm, company, corporation, association, trust, estate, state or agency of a state, government or government department or agency, municipal or local authority and any other entity, whether or not incorporated and whether or not having a separate legal personality.

1.112                 “Phase I Study” means a human clinical trial of a compound or product, the principal purpose of which is to establish an initial safety profile and to determine the metabolism, pharmacokinetics, pharmacodynamics and pharmacologic actions of the compound or product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of effectiveness, as more fully defined in 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.113                 “Phase II Study” means a human clinical trial of at least twelve (12) weeks of a compound or product for an indication, the principal purpose of which is to achieve a statistically significant efficacy signal and expanded safety information for such indication in a target patient population over a range of doses, as more fully defined in 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.114                 “Phase III Study” means a human clinical trial of a compound or product for an indication on a sufficiently large number of subjects that is designed to establish that the compound or product is efficacious at a statistically significant level and safe for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range prescribed, and to support or to meet the requirements for Regulatory Approval of the compound or product for such indication, as more fully defined in 21 C.F.R. § 312.21(c), or its foreign equivalent.

1.115                 “Pre-Existing Targets” has the meaning set forth in Section 3.2.1.

1.116                 “Product” means, collectively or individually, as applicable, any pharmaceutical or biological product incorporating a Collaboration Compound.

1.117                 “Project Plan” means individually or collectively as the context requires, the Target Discovery Plan, Target Validation Plan and/or the Compound Discovery Plan.

1.118                 “Proprietary” means Controlled by a particular Person and not available to the public for general use.

1.119                 “Proposed Collaboration Target” has the meaning set forth in Section 3.2.2.

1.120                 “Publishing Party” has the meaning set forth in Section 10.5.

1.121                 “Reasonable Efforts Period” has the meaning set forth in Section 5.4.3.

1.122                 “Receiving Party” has the meaning set forth in Section 3.10.1.

1.123                 “Regulatory Agency” means any national or supranational governmental authority, including the UK Medicines and Healthcare products Regulatory Agency in the United Kingdom (and any successor entity thereto), the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) the in EU and the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be (the “MHLW”) in Japan, or any health regulatory authority in any country or region in the Territory that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a biological or pharmaceutical product, as applicable, in such country or region.

1.124                 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local Regulatory Agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a given jurisdiction.

1.125                 “Research Collaboration” has the meaning set forth in the definition of Research Term.

1.126                 “Research Collaboration Inventions” means any and all inventions, ideas and/or discoveries, whether or not patentable, (a) discovered, made, conceived and/or reduced to practice under or arising out of a Project Plan during the Research Term, and (b) by one or more employee(s), contractor(s) or agent(s) of a Party or its Affiliate (whether working individually or jointly with the other Party and/or any Third Party).

1.127                 “Research Collaboration Know-How” means all Know-How covering the subject matter of a Research Collaboration Invention.

1.128                 “Research Collaboration Patent Rights” means all Patent Rights claiming the subject matter of a Research Collaboration Invention.

1.129                 “Research Collaboration Technology” has the meaning set forth in Section 8.3.

1.130                 “Research Term” means the period beginning on the Effective Date and continuing until the fourth (4th) anniversary of the Effective Date, unless, on a Collaboration Target-by-Collaboration Target basis, extended by Lilly for up to twelve (12) months to conduct GLP toxicity studies for such Collaboration Target (each, an “Extension Period”), [***]. The research performed during the Collaboration (the “Research Collaboration”) shall take place only during the Research Term.

1.131                 “Results” means results, data (including raw data and summaries thereof), conclusions and findings generated or obtained by or on behalf of a Party (or the Parties jointly) pursuant to a Project Plan and in the performance of activities under the Collaboration.

1.132                 “[***]” has the meaning set forth in Section [***].

1.133                 “[***]” has the meaning set forth in Section [***].

1.134                 “Royalty Term” has the meaning set forth in Section 6.7.1.

1.135                 “Supplying Party” has the meaning set forth in Section 3.10.1.

1.136                 “Target Discovery Plan” has the meaning set forth in Section 3.2.1.

1.137                 “Target Discovery Program” has the meaning set forth in Section 2.1.1.

1.138                 “Target Validation Plan” has the meaning set forth in Section 3.3.1.

1.139                 “Target Validation Program” has the meaning set forth in Section 2.1.2.

1.140                 “Term” has the meaning set forth in Section 12.1.

1.141                 “Territory” means worldwide.

1.142                 “Third Party” means any Person, other than NextCure or Lilly and their respective Affiliates.

1.143                 “Third Party Claim” has the meaning set forth in Section 11.1.

1.144                 “U.S. GAAP” has the meaning set forth in the definition of Net Product Sales.

1.145                 “Valid Claim” means a claim of an issued and unexpired patent within the Research Collaboration Patent Rights, Lilly Collaboration Patent Rights or NextCure Collaboration Patent Rights, as applicable, that covers the composition of matter for a particular Product, and which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been found or admitted to be invalid or unenforceable through re-examination, reissue or disclaimer or otherwise.

1.146                 “[***]” has the meaning set forth in Section 4.5.

1.147                 “Yale Agreement” has the meaning set forth in Section 6.8.

ARTICLE 2
OVERVIEW AND GOVERNANCE

2.1                               Overview of Research Collaboration.  The Parties intend and have agreed to undertake a research collaboration under this Agreement consisting of the following components:

2.1.1                     a collaborative program pursuant to which NextCure shall provide Lilly with Oncology Targets for the Collaboration Field in accordance with Section 3.1 (the “Target Discovery Program”);

2.1.2                     with respect to each Proposed Collaboration Target selected in accordance with Section 3.2.2, a collaborative research program to validate such Proposed Collaboration Target for the Collaboration Field to be conducted by the Parties in accordance with Section 3.3 (each, a “Target Validation Program”); and

2.1.3                     with respect to each Collaboration Target selected for the Collaboration Field in accordance with Section 3.3.2, a program for Compound Discovery to identify, research or discover Collaboration Compounds for pre-clinical development, to be conducted by the Parties in accordance with Section 3.4 (each, a “Compound Discovery Program”).

2.2                               Formation and Composition of the JSC.  The Parties will establish a joint steering committee (the “JSC”), consisting of six (6) members total, with three (3) named representatives of each of Lilly and NextCure, within thirty (30) days after the Effective Date. Within thirty (30) days after the Effective Date, each Party will provide the other Party in writing with the name, title, e-mail address, and telephone number of their initial JSC members. The JSC will meet as frequently as both Parties agree is appropriate, but not less than once per Calendar Quarter and more often, as necessary. Such meetings will be at such times as are agreed to by NextCure and Lilly, and will alternate between the offices of the Parties unless the Parties otherwise agree, or will be in such other form (e.g., telephone conference call, internet meetings or videoconference) as the members of the JSC may agree. Each Party will be responsible for all costs incurred by it relating to such meetings. Each Party’s respective Alliance Managers shall be permitted to attend such meetings. Each Party may, in its sole and absolute discretion, appoint a replacement for its representative to the JSC. Such Party shall provide prompt Notice in writing of such replacement to the other Party. Members of the JSC may be represented at any meeting by a deputy.

2.3                               JSC Functions and Powers.  The JSC will be responsible for the overall oversight of the Target Discovery Program, Target Validation Programs and Compound Discovery Programs. The principal functions of the JSC will include:

2.3.1                     overseeing and monitoring the progress, results and the decision to advance Oncology Targets into the next stage of development under the Target Discovery Program, Target Validation Programs and Compound Discovery Programs, as applicable, including (a) reviewing and approving the Project Plans, annual updates thereto and any modifications thereto as may be requested by a Party from time to time, (b) overseeing, reviewing and coordinating the conduct of activities under the Project Plans and (c) tracking the activities against the applicable Project Plan;

2.3.2                     determining if a Target Validation Program and/or Compound Discovery Program should be terminated for futility;

2.3.3                     establishing or disbanding subcommittees and/or working groups as necessary;

2.3.4                     fostering the collaborative relationship between the Parties;

2.3.5                     resolving disputes between the Parties;

2.3.6                     initial disclosure and/or delivery of information and technical information relating to the Oncology Targets, including identification and selection thereof, and Collaboration Targets from one Party to the other;

2.3.7                     coordinating any research activities conducted by NextCure with those conducted by Lilly;

2.3.8                     upon exercise of an Option, helping facilitate the transfer of materials and information to the Option-exercising Party in accordance with the applicable Project Plan to the extent necessary to develop and commercialize the Lilly Product or NextCure Product, as applicable; and

2.3.9                     such other functions as agreed by the Parties.

2.4                               Alliance Managers.  Each Party will appoint an individual designated as the alliance manager (each, an “Alliance Manager”) within thirty (30) days of the Effective Date. Each Party may change its Alliance Manager by written Notice to the other Party. The Alliance Managers will be the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to each Oncology Target and Collaboration Target and to provide support to the JSC and any subcommittees. Upon advance Notice to the other Party, either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the JSC meetings, subject to the confidentiality and other provisions of this Agreement, unless the other Party reasonably objects. The Alliance Managers shall not have any decision-making authority and shall have no power to amend, modify or waive compliance with this Agreement or any Project Plan.

2.5                               Subcommittees.  The JSC may establish and disband such subcommittees as deemed necessary by the JSC. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives upon Notice to the other or to send a substitute representative to any subcommittee meeting; provided that each Party shall ensure that, at all times during the existence of any subcommittee, its representatives on such subcommittee are appropriate in terms of expertise and seniority for the then-current stage of research or development of the Collaboration Target and/or Collaboration Compound and have the authority to bind such Party with respect to matters within the purview of the relevant subcommittee. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 10. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to, and have any disputes in such committee resolved by, the JSC.

2.6                               Formation of JPC; JPC Functions and Powers.  The Parties will establish a joint patent subcommittee (the “JPC”), consisting of two (2) subject matter experts from each Party or such other number as the JSC may agree upon (with an equal number of experts from each of Lilly and NextCure), within thirty (30) days after the Effective Date. The JPC will be responsible for the coordination of the Parties’ efforts in respect of managing the preparation, filing, prosecution, maintenance, enforcement and defense of Lilly Collaboration Patent Rights and NextCure Collaboration Patent Rights in accordance with the provisions set forth in Articles 8 and 9; provided that disputes at the JPC with respect to Patent Rights strategy with respect to Articles 8 and 9 shall be resolved in accordance with Articles 8 and 9 and shall not be escalated to the JSC. The principal functions of the JPC will include:

2.6.1                     collaborating on mutually beneficial strategies with respect to the prosecution, validity and defense obligations of the Parties under Articles 8 and 9; and

2.6.2                     resolving disputes between the Parties in respect of such Patent Rights strategy.

2.7                               Committee Decisions.

2.7.1                     In conducting its activities, the JSC and each subcommittee shall operate and make decisions consistent with the terms of this Agreement. Decisions of the JSC and each subcommittee shall be made by consensus. Deadlocks arising in any subcommittee will be referred to the JSC for resolution. Deadlocks in the JSC will be referred to the Chief Executive Officer of NextCure and the Chief Scientific Officer and President of Lilly Research Labs of Lilly for final resolution, or such executives’ respective designees having sufficient experience and authority to resolve such matter, and if no agreement is reached by such executives (or their respective designees, as applicable) within ten (10) business days of such deadlock being referred, then such deadlock shall be resolved [***] retains the right to determine which Oncology Targets to advance to Target Validation Programs as Proposed Collaboration Targets and which Proposed Collaboration Targets to advance to a Compound Discovery Program as Collaboration Targets.

2.7.2                     The JSC shall not have authority to amend, modify or waive compliance with the terms and conditions of this Agreement, or to interpret, alter, increase, expand, or waive a Party’s rights or obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that in no event shall the JSC or either Party have any authority or right to (a) increase a budget set forth in a Project Plan, unless such Party is the casting vote and such Party is solely responsible for the increase in such budget, (b) increase the total required resources that a Party is required to commit to the Collaboration, (c) require the other Party to use other than Commercially Reasonable Efforts to perform obligations under the Project Plans, (d) require the other Party to perform any activities for which it is not responsible under this Agreement, (e) resolve any dispute as to what level of effort constitutes Commercially Reasonable Efforts or (f) require the other Party to take any action that would, or fail to take any action where the failure to take such action would, violate any Applicable Law or any agreement with any Third Party or infringe the intellectual property rights of any Third Party, in each case ((a) through (f)), without the prior written consent of the Party. For purposes of clarity, a Party’s written consent as referenced above shall have been deemed to have been provided in the event such Party’s members of the JSC approve or consent in writing to a commitment upon such Party’s behalf through the JSC process as described in this Article 2. For the avoidance of doubt, subject to Section 2.7.1, [***] shall have the final decision-making authority as to which Proposed Collaboration Targets shall be selected to be validated as Collaboration Targets pursuant to Section 3.3 and to which Proposed Collaboration Targets shall be advanced to a Compound Discovery Program as Collaboration Targets.

2.8                               Co-Chairs.  The JSC and each subcommittee shall have co-chairpersons. NextCure and Lilly shall each select a co-chairperson for the JSC and each subcommittee, and each Party may change its designated co-chairperson from time to time upon written Notice to the other Party. The co-chairpersons of the JSC and each subcommittee, with assistance and guidance from the Alliance Managers, shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC and each subcommittee; provided that the JSC and each subcommittee co-chairpersons shall call a meeting of the JSC or applicable subcommittee promptly upon the written request of either co-chairperson to convene such a meeting.

2.9                               Minutes and Reports.  The Alliance Managers will be responsible for keeping accurate minutes of the JSC and subcommittee deliberations that record all proposed decisions and all actions recommended or taken, and will provide such minutes to the JSC. Within ten (10) business days of each meeting, the Alliance Managers will provide the Parties with draft minutes of such meeting. Minutes will be deemed approved unless either Party’s representative objects to the accuracy of such minutes or accompanying report by providing Notice to the other Party’s representative within ten (10) business days of receipt of such minutes and report. In the event that any such objection is not resolved by the JSC or applicable subcommittee, such minutes and accompanying report will be amended to reflect such unresolved dispute. Subject to the terms and conditions of this Agreement, all records of the JSC and each subcommittee will be considered Confidential Information of, and be available to, both Parties.

2.10                        Information and Results.  Except as otherwise provided in this Agreement, the Parties will make available and disclose to one another all material Results generated pursuant to the Target Discovery Program, a Target Validation Program or a Compound Discovery Program prior to and in preparation for the JSC or applicable subcommittee meetings, by the deadline and in the form and format to be designated by the JSC or applicable subcommittee.

2.11                        Dissolution of the Committees and Subcommittees.  Upon the conclusion of the Research Term, unless the Parties conclude and mutually agree in writing that continuing cooperation with respect to development activities merits retention of the JSC and subcommittee structure, the JSC and all subcommittees will be dissolved; provided, however, that, notwithstanding the foregoing, the JPC shall continue until the expiration or termination of this Agreement unless the Parties otherwise mutually agree in writing.

ARTICLE 3
RESEARCH COLLABORATION — TARGET DISCOVERY, TARGET VALIDATION
AND COMPOUND DISCOVERY PROGRAMS

3.1                               Purpose and Term.  The Parties have agreed to engage in the Research Collaboration on the terms and conditions set forth in this Agreement and as directed by the JSC and in accordance with the Project Plans. The activities to be undertaken in the course of the Research Collaboration are set forth in the applicable Project Plan, which may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties acting through the JSC. The activities to be undertaken in the course of the Research Collaboration shall be reported to the JSC, at each meeting of the same and each Party shall otherwise provide updates from time-to-time at reasonable intervals between such meetings as the other Party may reasonably request. Each Party shall consider in good faith all inputs from the other Party, including from such Party’s members on the JSC, with respect to such activities. The Research Collaboration will be undertaken and performed solely during the Research Term.

3.2                               Target Discovery Program.

3.2.1                     Target Discovery Plan.  During the Research Term, NextCure shall use Commercially Reasonable Efforts to conduct a Target Discovery Program which is intended to result in NextCure providing to Lilly Oncology Targets in accordance with a written plan agreed to by the Parties and approved by the JSC (the “Target Discovery Plan”).  The Target Discovery Plan shall include (a) objectives of the activities to be performed by each Party, (b) success criteria, (c) projected timelines, (d) key employees, (e) responsibilities of each Party, (f) expected resource allocation, (g) the budget for the Target Discovery Program and (h) the parameters and contents required for a Data Package. The initial Target Discovery Plan is attached hereto as Schedule 3.2.1. Any Oncology Targets identified during the Target Discovery Program shall be documented in a list so that the Parties may track, through the JSC, which Oncology Targets are actively being pursued by the Parties or have been determined by the JSC to be abandoned (the “Oncology Target List”). During the Research Term, either Party may propose amendments to the Target Discovery Plan in writing to the JSC, which shall become effective upon approval by the JSC in accordance with Section 2.6. Each Party shall be responsible for its own Target Discovery Program costs. Lilly acknowledges that certain Oncology Targets identified by NextCure prior to the Effective Date are being provided to Lilly under this Agreement as Oncology Targets (such Oncology Targets, the “Pre-Existing Targets”, as set forth on Exhibit A). The Pre-Existing Targets may therefore be considered Proposed Collaboration Targets subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary herein, the Excluded Targets shall be excluded from the Collaboration as Oncology Targets, unless otherwise agreed by NextCure.

3.2.2                     Proposed Collaboration Targets.  During the Research Term, the Parties shall discuss and Lilly shall select Oncology Targets, subject to criteria developed by the JSC to identify and prioritize Oncology Targets, to advance to Target Validation Programs to be conducted in accordance with Section 3.3 (each such selected Oncology Target, a “Proposed Collaboration Target”). For clarity, Oncology Targets may be advanced to Target Validation Programs by Lilly after discussion at the JSC at any time during the Research Term.

3.3                               Target Validation Programs.

3.3.1                     Target Validation Plan.  With respect to each Proposed Collaboration Target, the Parties shall use Commercially Reasonable Efforts to conduct, themselves or through their Affiliates, a Target Validation Program in the Collaboration Field, in accordance with a written plan approved by the JSC (each, a “Target Validation Plan”). Except as otherwise mutually agreed by the Parties, each Target Validation Plan shall contain the activities to be performed by the Parties as determined by the JSC and the parameters and contents required for a Data Package. The Parties, through the JSC shall prepare the initial draft of each Target Validation Plan. Subject to Section 2.7.2, [***] shall be responsible for all costs incurred by [***] in performing such [***] activities under each Target Validation Program. For clarity, any Target Validation Program that is initiated during the Research Term shall continue to be subject to the requirements of this Agreement notwithstanding the expiration of the Research Term.

3.3.2                     Selection of Compound Discovery Targets.  Following the completion of a given Target Validation Plan, either Party may propose to the JSC that the applicable Proposed Collaboration Target advance to a Compound Discovery Program as a Collaboration Target. Following any such proposal, the JSC shall meet and review the applicable Results to discuss whether the Proposed Collaboration Target will be included as a Collaboration Target in a Compound Discovery Program to be conducted in accordance with Section 3.4. If, upon discussion at the JSC, Lilly does not approve a given Proposed Collaboration Target, proposed by a Party in accordance with this Section 3.3.2, then [***] shall have the freedom to Exploit such Proposed Collaboration Target. For clarity, any Proposed Collaboration Target that Lilly determines shall not advance to a Compound Discovery Program as a Collaboration Target shall no longer be subject to this Agreement. Notwithstanding the foregoing, Lilly may approve advancing a given Proposed Collaboration Target to a Compound Discovery Program as a Collaboration Target regardless of whether the applicable Target Validation Program for such Proposed Collaboration Target has been completed.

3.4                               Compound Discovery Programs.

3.4.1                     Compound Discovery Plans.

(a)                                 With respect to each Proposed Collaboration Target that is approved by Lilly to be validated and advanced as a Collaboration Target, each Party shall use Commercially Reasonable Efforts to conduct Compound Discovery to identify, research or discover Collaboration Compounds Directed to such Collaboration Target, in accordance with a written plan jointly developed and prepared by the Parties in good faith and approved by the JSC, subject to Section 2.7.2 (each, a “Compound Discovery Plan”), which plan will include (i) the activities to be performed by each Party for the generation and optimization of any Collaboration Compounds Directed to the applicable Collaboration Target, (ii) the target compound profile, (iii) the reagents, materials and assay required to generate any such Collaboration Compounds; (iv) criteria for the identification of any such Collaboration Compounds, (v) criteria for the identification and selection of a lead Collaboration Compound, (vi) GLP toxicity study plans and protocols; (vii) objectives of the activities to be performed by each Party, (viii) success criteria, (ix) projected timelines, (x) key employees, (xi) responsibilities of each Party, (xii) expected resource allocation, (xiii) the budget for the Compound Discovery

Program and (xiv) the parameters and contents required for a Data Package. Unless mutually agreed between the Parties, Lilly shall be responsible for generating Collaboration Compounds under a Compound Discovery Plan.

(b)                                 For each Collaboration Target, the Parties will present a Compound Discovery Plan to the JSC for such Collaboration Target within [***] days after the selection of such Collaboration Target under Section 3.3.2, or such other period of time as otherwise agreed by the Parties. Following approval of a Compound Discovery Plan by the JSC, each Party shall promptly begin to conduct Compound Discovery activities under such Compound Discovery Plan, but, unless otherwise agreed upon by the Parties, in no event later than [***] days following such approval. Subject to Section 2.7.2, [***] shall be responsible for [***] costs incurred in performing each Compound Discovery Program.

3.5                               Result Reporting.  Each Party shall keep the other Party apprised at each quarterly JSC meeting of all Results [***] generated by such Party from its activities performed under the Target Discovery Program, Target Validation Program or Compound Discovery Program, to the extent applicable, including preparing quarterly written reports to summarize the work performed by a Party, setting forth, among other things, any material results and material raw data therefor. Each Party shall maintain customary written (or electronic) records for the work performed by such Party under the Collaboration. Upon the completion of particular activities under any Project Plan, the Parties shall jointly prepare a written report to summarize the work performed and the results and findings from the applicable activities.

3.6                               Certain Standards Applicable to NextCure Work.  All research done by NextCure for non-regulated work under this Agreement will be conducted in accordance with the applicable Project Plan, Eli Lilly and Company Good Research Practices, Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers, all applicable data privacy and security laws and regulations and other Applicable Law. For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Schedule 3.6 Part A. For purposes of this Agreement, “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” means the guidelines relating to animal care and use for research done on behalf of Lilly as set forth in Schedule 3.6 Part B. If Lilly requests, NextCure will complete a self-assessment examination form based on such quality standards; provided that (a) Lilly may not request such self-assessment more than [***] and (b) such self-assessment shall only cover the activities of NextCure under the Project Plans. If it has not done so prior to the Effective Date, a duly authorized representative of Lilly may make [***] visit to NextCure for the purpose of conducting a quality assessment and/or quality audit for non-regulated work. Lilly may conduct compliance audits of NextCure during business hours no more than [***], except in the case of audits for cause (i.e., a reasonable belief that NextCure has materially violated GxPs, Eli Lilly and Company Good Research Practices or Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers), to ensure compliance with applicable GxPs, Eli Lilly and Company Good Research Practices and Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers, provided Lilly has requested such audit with written Notice of at least [***] business days and such audit is conducted for no more than [***] business days. Lilly shall not unreasonably interfere with NextCure’s business and will cooperate with NextCure as may be reasonably appropriate for the protection of Confidential Information of NextCure.

3.7                               Subcontracts.  Subject to the terms and conditions of this Agreement, the Parties may subcontract to Affiliates and Third Parties portions of the applicable Project Plan to be performed, including contract research organizations; provided, however, such Party shall be required to (a) provide reasonable advance Notice thereof to the other Party thereof and (b) enter into appropriate agreements with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities, unless such subcontracting would not require the transfer of the other Party’s Confidential Information to the Affiliate or Third Party subcontractor and there is no reasonable possibility of the creation of new intellectual property. The Parties will also enter into quality agreements with such Affiliates and Third Parties as required. Each Party shall remain liable to the other Party for any act or omission of its subcontractor as if such act or omission was the act or omission of such Party.

3.8                               Performance; Funding.  Each Party shall use its respective Commercially Reasonable Efforts to perform the activities allocated to it pursuant to the applicable Project Plan in accordance with the terms of this Agreement. Lilly will perform, at its own cost and expense, any activities for which it is responsible under the applicable Project Plan. Without limiting the foregoing, the activities and timelines set forth in each Project Plan shall be consistent with Commercially Reasonable Efforts applied to other projects in either Party’s respective pipelines. NextCure will perform, [***] (which shall include the research and development payments made by Lilly hereunder in accordance with Section 6.3), any activities for which it is responsible under the applicable Project Plan. Subject to the foregoing and the terms and conditions of this Agreement (including compliance with the applicable Project Plan), each Party (and not the JSC) shall be responsible for managing its own research efforts within the scope of the activities allocated to it pursuant to the applicable Project Plan and making decisions with respect to its day-to-day conduct in support of such research efforts.

3.9                               Governance by JSC. The JSC shall have general oversight of the Research Collaboration, and such other powers expressly set forth and in accordance with Section 2.3, but shall not have any power to amend, modify, or waive compliance with this Agreement.

3.10                        Provision of, Use and Return of Materials.

3.10.1  Provision of Materials. Each Party shall provide the other Party with such providing Party’s Materials (the “Supplying Party”), in the quantities, and on the timing, specified in the applicable Project Plan. Any NextCure Materials provided to Lilly or Lilly Materials provided to NextCure shall be accompanied by a materials transfer letter substantially in the form of Schedule 3.10.1 (a “Materials Transfer Letter”). Each such Materials Transfer Letter shall be signed by a representative of NextCure and Lilly. EACH PARTY ACKNOWLEDGES THAT THE NEXTCURE MATERIALS AND THE LILLY MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD

PARTY. THE PARTY RECEIVING THE MATERIALS (THE “RECEIVING PARTY”) ACKNOWLEDGES AND ACCEPTS THAT THE MATERIAL IS EXPERIMENTAL IN NATURE, MAY HAVE UNKNOWN CHARACTERISTICS, MAY CARRY INFECTIOUS AGENTS, OR MAY BE OTHERWISE HAZARDOUS. THE RECEIVING PARTY AGREES TO USE CAUTION AND PRUDENCE IN THE HANDLING, STORAGE, TRANSPORTATION, CONTAINMENT AND USE OF THE MATERIAL.

3.10.2 Use and Return of NextCure Materials.  With respect to each Oncology Target, Lilly and its Affiliates shall only use the NextCure Materials (a) as is necessary to conduct a Target Validation Program and/or Compound Discovery Program during the Research Term, (b) for use in assessing whether to advance a Proposed Collaboration Target or to exercise a Lilly Option for the applicable Collaboration Target during the Research Term or (c) pursuant to the license granted under Section 7.1 while such license is in effect.  Lilly and its Affiliates shall not use NextCure Materials for any other purposes.  NextCure retains right, title and interest in and to the NextCure Materials. During the Research Term, such NextCure Materials provided by NextCure shall not be used in humans or for any commercial purposes.  If an Oncology Target is not advanced to a Collaboration Target or Lilly does not exercise a Lilly Option with respect to a given Collaboration Target, Lilly shall return to NextCure any unused NextCure Materials with respect to such Oncology Target or Collaboration Target, as applicable.

3.10.3 Use and Return of Lilly Materials.  With respect to each Oncology Target, NextCure and its Affiliates shall only use the Lilly Materials (a) as is necessary to conduct a Target Validation Program and/or Compound Discovery Program during the Research Term, (b) for use in assessing whether to exercise a NextCure Option for the applicable Collaboration Target during the Research Term, (c) pursuant to the license granted under Section 7.2 while such license is in effect or (d) upon exercise of a NextCure Option, solely to the extent necessary to determine the comparability of the NextCure Products and NextCure Compounds to the Lilly Materials. NextCure and its Affiliates shall not use Lilly Materials for any other purposes. During the Research Term, such Lilly Materials provided by Lilly shall not be used in humans or for any commercial purposes. Lilly retains right, title and interest in and to the Lilly Materials, including all quantities of Antibodies that it provides under any Target Validation Program and/or Compound Discovery Program. Within [***] days after the end of the Research Term for such Oncology Target, NextCure shall return to Lilly any remaining Lilly Materials.

ARTICLE 4
OPTION RIGHTS

4.1                               Data Package.  At a Party’s request during the Research Term, but in any event within [***], the other Party shall provide a data package to the requesting Party, which data package will include, to the extent available and in the Control of the other Party: all in-vitro, preclinical and toxicology data and analyses (including electronic or other reasonable access to all raw data) for such Collaboration Target and any Collaboration Compounds Directed to such Collaboration Target, to the fullest extent reasonably possible so as to assist and enable the requesting Party to make its decision on whether to exercise the Lilly Option or NextCure Option, as applicable, with respect thereto (the “Data Package”); provided that the parameters and contents required for any such Data Package shall be identified and included in each applicable Project Plan; provided, further, that, notwithstanding the foregoing, any such Data Package shall only include the data generated until the date of provision of such Data Package to the applicable Party. The Parties may modify the required contents of the Data Package, if mutually agreed. NextCure shall, during the Lilly Option Period for such Collaboration Target, as requested by Lilly, meet with Lilly to discuss such Data Package and any questions Lilly may have with respect thereto, including providing Lilly with such additional information to assist with interpretation of the Data Package as Lilly may reasonably request. Lilly shall, during the NextCure Option Period for such Collaboration Target, as requested by NextCure, meet with NextCure to discuss such Data Package and any questions NextCure may have with respect thereto, including providing NextCure with such additional information to assist with interpretation of the Data Package as NextCure may reasonably request.

4.2                               Lilly Option.

4.2.1                     Lilly Option.  NextCure hereby grants to Lilly the exclusive right, exercisable at Lilly’s sole discretion in accordance with Section 4.2.2, to elect to obtain the licenses set forth in Sections 7.1.2 with respect to all Collaboration Compounds and Products Directed to a Collaboration Target that is the subject of an applicable Compound Discovery Plan, (each such right to elect, a “Lilly Option” as to the applicable Collaboration Target); provided that Lilly shall only be entitled to exercise its option to [***] Collaboration Targets. Upon exercise of a Lilly Option, the elected Collaboration Target shall be deemed a “Lilly Target” hereunder.

4.2.2                     Lilly Option Period.  Lilly may exercise a Lilly Option by delivery to NextCure of written Notice of exercise, at any time prior to the later of (a) [***] or (b) [***] following the end of any Extension Period, if applicable, under the terms and conditions set forth in this Section 4.2; provided, however, that, notwithstanding the foregoing, Lilly shall have the right to exercise a Lilly Option and the Lilly Option Period shall not expire if Lilly has not received a Data Package from NextCure with respect to a given Collaboration Target pursuant to Section 4.1, and, in the event that Lilly does not receive such a Data Package within the [***] day-period as set forth in Section 4.1, Lilly shall have [***] days from receipt of such Data Package to exercise its Lilly Option. The period during which the Lilly Option must be exercised, as set forth herein, shall be referred to in this Agreement as the “Lilly Option Period”; provided that the Lilly Option Period shall be tolled while Lilly is waiting for the Data Package and any additional information requested under Section 4.1.

4.2.3                     Lilly Compounds and Lilly Products.  Upon exercise of a Lilly Option, any Collaboration Compounds and Products Directed to the applicable Collaboration Target for such Lilly Option shall be deemed “Lilly Compounds” and “Lilly Products”, respectively, hereunder.

4.3                               No Encumbrances.  Prior to the expiration of the Lilly Option Period for a given Collaboration Target, NextCure will not (without the prior written consent of Lilly) offer to, enter into negotiations with, or grant to any Third Party any right, license or other encumbrance of any kind with respect to such Collaboration Target or any Collaboration Compound or Product Directed to such Collaboration Target (or any related intellectual property of NextCure or any of its Affiliates with respect thereto).

4.4                               NextCure Option.

4.4.1                     NextCure Option.  Lilly hereby grants to NextCure the exclusive right, exercisable at NextCure’s sole discretion in accordance with Section 4.4.2, to elect to obtain the license set forth in Section 7.2.2 with respect to [***] that are Directed to the NextCure Potential Target that is the subject of an applicable Compound Discovery Plan, (each such right to elect, a “NextCure Option” as to the applicable NextCure Potential Target); provided that in any event NextCure shall only be entitled to obtain a total of [***] licenses under the Collaboration. Upon exercise of a NextCure Option, the elected Collaboration Target shall be deemed a “NextCure Target” hereunder. As used in this Agreement, “NextCure Potential Target” means a given Collaboration Target (a) with respect to which (i) Lilly has indicated in writing to NextCure that Lilly will not exercise its Lilly Option for such Collaboration Target or (ii) the Lilly Option Period has expired, or (b) following Lilly’s exercise of all [***] Lilly Options.

4.4.2                     NextCure Option Period.  NextCure may exercise a NextCure Option by delivery to Lilly of written Notice of exercise, not later than (a) one (1) month following Lilly’s decision to pass on a Lilly Option or the expiration of a Lilly Option with respect to a given Collaboration Target in accordance with Section 4.2.2, if any, or (b) if Lilly has exercised all [***] Lilly Options, the later of (i) [***] or (ii) [***] following the end of any Extension Period; provided, however, that, notwithstanding the foregoing, NextCure shall have the right to exercise a NextCure Option and the NextCure Option Period shall not expire if NextCure has not received a Data Package from Lilly with respect to a given Collaboration Target pursuant to Section 4.1, and, in the event that NextCure does not receive such a Data Package within the [***] day-period as set forth in Section 4.1, NextCure shall have [***] days from receipt of such Data Package to exercise its NextCure Option. The period during which the NextCure Option must be exercised, as set forth herein, shall be referred to in this Agreement as the “NextCure Option Period”; provided that the NextCure Option Period shall be tolled while NextCure is waiting for the Data Package and any additional information requested under the final sentence of Section 4.1.

4.4.3                     NextCure Compounds and NextCure Products.  Upon exercise of a NextCure Option, the lead and backup Collaboration Compounds Directed to the applicable Collaboration Target for such NextCure Option and Products containing such lead or backup Collaboration Compound shall be deemed “NextCure Compounds” and “NextCure Products”, respectively, hereunder.

4.5                               Exclusivity.

4.5.1                     Collaboration Field.  Subject to Section 4.5.4(b)(1), until the earlier of (a) the expiration of the Research Term and any applicable Lilly Option Periods and (b) the date on which Lilly has exercised all [***] Lilly Options, any protein or any structural or other variant, subunit, fragment or derivative thereof that is identified by or on behalf of NextCure through the FIND-IOTM Technology that can be used in the Collaboration Field must be notified by NextCure to Lilly, and Lilly will have the ability to include such protein or any structural or other variant, subunit, fragment or derivative thereof as an Oncology Target and on the Oncology Target List that will be subject to a Lilly Option.

4.5.2                     Collaboration Targets.  If neither Party exercises its respective Option for a given Collaboration Target pursuant to this Article 4, then, on a Collaboration Target-by-Collaboration Target basis, (a) NextCure shall have the freedom to Exploit such Collaboration Target, (b) [***], (c) [***], and (d) no payments by either Party hereunder will be required for the foregoing rights. Notwithstanding the foregoing, in the event (i) an Oncology Target is not selected by Lilly to advance to a Target Validation Program as a Proposed Collaboration Target pursuant to Section 3.2.2 or (ii) a Proposed Collaboration Target is not selected by Lilly to advance to a Compound Discovery Program as a Collaboration Target pursuant to Section 3.3.2, [***] will have the freedom to Exploit such Oncology Target solely to the extent the JSC has determined on the Oncology Target List that such Oncology Target has been abandoned. For clarity, the [***].

4.5.3                     Collaboration Compounds and Products.  Except with respect to activities under this Agreement, during the Term, each Party and its Affiliates will not (themselves or with or through a Third Party) research, develop or commercialize any Collaboration Compound or any compound or Antibody Directed to a Collaboration Target to which the other Party has exercised its applicable Option.

4.5.4                     Retention of Certain Rights.  Notwithstanding anything herein to the contrary, but subject to Section 4.5.1,

(a)                                 Lilly retains and will have the freedom to Exploit under its own intellectual property rights any target (including Oncology Targets), compound or Antibody which (1) has been or is being actively pursued by Lilly as of the Effective Date, (2) has been or is identified independently from the Collaboration and/or (3) any NextCure Target that becomes publicly known and/or available other than as a result of the Research Collaboration; provided, that for clarity, this Section 4.5.4(a) shall not grant to Lilly any right or license under NextCure’s intellectual property rights or under any Collaboration Technology or to Exploit any NextCure Compound or NextCure Product; and

(b)                                 NextCure retains and will have freedom to Exploit under its own intellectual property rights any target, compound or Antibody which (1) is an Excluded Target (2) is outside of the Collaboration Field [***], and/or (3) is not an Oncology Target and [***] within the Collaboration Field during the Research Term; provided that (i) in the case of clause (2), such rights are subject to prior notice to Lilly and Lilly retains all rights under this Agreement in the Collaboration Field in the event such target later becomes an Oncology Target, and (ii) in the case of clause (3), such rights are subject to [***], and, in each case, in no event shall NextCure or any of its Affiliates, for itself or for or on behalf of any Third Party, exploit a Collaboration Target or Lilly Target; provided, further, that, for clarity, this Section 4.5.4(b) shall not grant [***].

4.6                               Internal Research on Collaboration Targets.  Subject to the terms and conditions of this Agreement, each Party shall retain the right to conduct internal research on Collaboration Targets, including any Lilly Target or NextCure Target.

ARTICLE 5
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION

5.1                               Development and Commercialization of Products.  Subsequent to Option exercise pursuant to Article 4, the Parties intend that the development and commercialization of each Product will be conducted by the Commercializing Party. Lilly, as between the Parties, shall have the sole right to Exploit Lilly Compounds and Lilly Products. NextCure, as between the Parties, shall have the sole right to Exploit NextCure Compounds and NextCure Products.

5.2                               Regulatory Approvals of Product.  Lilly shall own all Regulatory Approvals and be responsible for all decisions in connection therewith for Regulatory Approvals of Lilly Products in the Field and in the Territory. NextCure shall own all Regulatory Approvals and be responsible for all decisions in connection therewith for Regulatory Approvals of NextCure Products in the Field and in the Territory.

5.3                               Regulatory Issues and Obligations, Ownership and Survival Rights.  Each Party shall have the sole right and be responsible for all regulatory interactions, including written communications and meetings with Regulatory Agencies, and safety management, including the timely reporting to the appropriate governmental authorities all Adverse Events and any other information concerning the safety of such Party’s Products, in each case, in accordance with Applicable Law of the relevant countries.

5.4                               Development and Commercial Diligence for Products.

5.4.1                     Lilly.  Lilly shall use Commercially Reasonable Efforts during the Reasonable Efforts Period to preclinically and clinically develop, seek Regulatory Approval for, and launch and commercialize Lilly Products. NextCure acknowledges that Lilly’s obligations pursuant to this Section 5.4.1 may be satisfied in whole or in part by Affiliates, sublicensees of the rights granted to Lilly hereunder or permitted assignees. Beginning on the [***] after the exercise of the first Lilly Option for the first Lilly Product and ending on the [***] after Commercial Launch of the first Lilly Product, Lilly will provide NextCure with a written report on an annual basis describing Lilly’s (and its sublicensees’ and Affiliates’) progress in development and commercialization of Lilly Products. If requested by NextCure, Lilly shall meet with NextCure to discuss such report at a mutually convenient time and location.

5.4.2                     NextCure.  NextCure shall use Commercially Reasonable Efforts during the Reasonable Efforts Period to preclinically and clinically develop, seek Regulatory Approval for, and launch and commercialize NextCure Products. Lilly acknowledges that NextCure’s obligations pursuant to this Section 5.4.2 may be satisfied in whole or in part by Affiliates, sublicensees of the rights granted to NextCure hereunder or permitted assignees. Beginning on the [***] after the exercise of the first NextCure Option for the first NextCure Product and ending on the [***] after Commercial Launch of the first NextCure Product, NextCure will provide Lilly with a written report on an annual basis describing NextCure’s (and its sublicensees’ and Affiliates’) progress in development and commercialization of NextCure Products. If requested by Lilly, NextCure shall meet with Lilly to discuss such report at a mutually convenient time and location.

5.4.3                     Diligence Sunset.  Notwithstanding anything herein to the contrary, in developing and commercializing Products in the Territory during the Term, the applicable diligence requirements as set forth in Sections 5.4.1 and 5.4.2, for the applicable Party shall no longer apply following the [***] after the First Commercial Sale of the first Product by such Party (the “Reasonable Efforts Period”). For the avoidance of doubt, Lilly’s obligation under Section 5.4.1 and NextCure’s obligation under Section 5.4.2 shall cease upon the expiration of their respective Reasonable Efforts Period for such Party.

5.4.4                     [***]

ARTICLE 6
FINANCIAL MATTERS

6.1                               Initial Payment.  Within [***] days after the Effective Date, as partial consideration for the rights and licenses granted herein (including the use of the FIND-IOTM Technology by NextCure in accordance with the terms and conditions of this Agreement, and the exclusivity set forth in Section 4.5), Lilly will pay NextCure an amount equal to twenty-five million Dollars ($25,000,000).

6.2                               Equity Investment.  Pursuant to that certain Series B Preferred Stock Purchase Agreement dated November 2, 2018, and in accordance with the terms and conditions set forth therein, Lilly shall make an equity investment in NextCure in the amount of fifteen million Dollars ($15,000,000).

6.3                               Additional Support.  As additional consideration for the rights and licenses granted herein, Lilly will pay NextCure research and development support payments in the amount of [***] Dollars ($[***]) each Calendar Quarter [***], equal to an aggregate amount of [***] NextCure shall provide an invoice to Lilly, and Lilly shall pay NextCure the first such research and development payment within [***] after the receipt of such invoice, with the first such invoice being provided within [***].

6.4                               Option Exercising Payment. Within [***] after exercising a Lilly Option for a Collaboration Target, Lilly will pay NextCure an amount equal to [***].

6.5                               Milestone Payments.

6.5.1                     Notice of Milestone Achievement.  Within [***] following the achievement by Lilly (whether by Lilly or any of its Affiliates or any of their respective sublicensees) of any of the development and regulatory milestone events, and within [***] following [***] any of the sales milestone events, in each case as described in the table in Section 6.5.2 below, Lilly shall give Notice to NextCure in writing.

6.5.2                     Payment for Milestone Achievement.  Within [***] following the achievement by Lilly (whether by Lilly or any of its Affiliates or any of their respective sublicensees) of a particular development and regulatory milestone event, and within [***] following [***] a particular sales milestone event, in each case as described in the table below in this Section 6.5.2 with respect to the first Lilly Product with respect to a given Lilly Target to achieve such milestone, Lilly shall pay, or cause to be paid, to NextCure the corresponding payment for the applicable milestone achieved as set forth below.

(a)           For the first Indication for the first Lilly Product Directed to a given Lilly Target, Lilly shall pay, or cause to be paid, to NextCure the corresponding one-time payment for the applicable milestone achieved as set forth below:

Development and Regulatory Milestone Events	Payment Amount

[***]

(b)           For a subsequent new Indication in a different therapeutic area than the one for which a milestone was paid under milestone events [***], as applicable (a “New TA Indication”)* for the first Lilly Product Directed to a given Lilly Target, Lilly shall pay, or cause to be paid, to NextCure the corresponding payment for the applicable milestone achieved as set forth below:

Development and Regulatory Milestone Events	Payment Amount

[***]

* See Section 6.5.3(a) for clarification about what constitutes a New TA Indication.

(c)           In addition, regardless of Indication, Lilly shall pay, or cause to be paid, to NextCure the corresponding payment for the applicable milestone achieved as set forth below:

Sales Milestone Events	Payment Amount

[***]

6.5.3       Milestone Clarifications.

(a)           Each milestone payment amount set forth in Section 6.5.2 shall be payable only one time per Lilly Target regardless of the number of Products Directed to such Lilly Target that achieve such milestone. For clarity, (i) no milestone payment shall be owed with respect to any subsequent Collaboration Compound or Product (including new compounds or Antibodies or new Indications, except as otherwise set forth below in this Section 6.5.3(a)) that is Directed to the same Lilly Target (or multiple targets that include the same target) for which the milestones have been previously paid. [***]

(b)           The milestone events set forth in Sections 6.5.2(c) shall be by reference to Net Product Sales in countries in which the Royalty Term with respect to the relevant Product is still continuing.

6.6          Product Royalties.  Subject to Section 6.7, during the Royalty Term, Lilly shall pay, or cause to be paid, to NextCure the following tiered royalties on Net Product Sales with respect to all Products Directed to a given Lilly Target in a Calendar Year:

Portion of aggregate Net Product Sales for such Products in a Calendar Year	Royalty rate applicable to such portion

[***]

6.7          Duration of Royalty Payments and Modifications.

6.7.1       Royalty Term.  As used in this Agreement, “Royalty Term” means, on a country-by-country and Product-by-Product basis, the period commencing on the First Commercial Sale of such Product in such country and continuing until the expiration of the last to expire Valid Claim that covers such Product in such country. Following the expiration of a particular Royalty Term with respect to such country and Product to which such Royalty Term related, (a) the license to Lilly set forth in Section 7.1.2 shall become perpetual, fully paid-up and royalty-free with respect to such Product in such country and (b) sales of such Product in such country shall be excluded in determining Net Product Sales of such Product.

6.7.2       Anti-Stacking. In the event the manufacture, use or sale of a particular Product under this Agreement would infringe the Patent Rights of any Third Party absent a license thereunder, and Lilly obtains a license under such Patent Rights, then Lilly may deduct from the amounts due to NextCure pursuant to Sections 6.5 and 6.6, [***] of any payments actually paid to any such Third Party as consideration solely for any such license to such Patent Rights; provided, however, that in no event shall the milestone payment or royalty owed to NextCure be reduced by more than [***].

6.7.3       Generic Competition.

(a)           On a country-by-country and Product-by Product basis, if at any time Generic Competition exists in a given country with respect to a Product, then, effective upon the first date Generic Competition exists with respect to such Product in such country (for as long as Generic Products are sold in such country), the royalty rate otherwise applicable to the Net Product Sales of such Product in such country shall be reduced by [***].

(b)           For purposes of this Agreement, “Generic Product” means, with respect to a particular Product in a particular country which has received Regulatory Approval in the applicable country, a pharmaceutical product including any biological product (a) that (i) has been approved as a biosimilar or interchangeable product by the FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)), (ii) has been approved as a similar biological medicine product by the EMA as described in CHMP/437/04, issued 30 October 2005, or (iii) has otherwise obtained regulatory approval from a Regulatory Agency analogous to those Regulatory Approvals described in the foregoing clauses (i) or (ii), (b) that is approved for use in such country pursuant to a regulatory approval process governing approval of generic, interchangeable or biosimilar biologics of such Product based on the then-current standards for regulatory approval in such country, including as based upon the studies described in clause (a) above and (c) that is sold in the same country as such Product by any Third Party that is not a sublicensee of Lilly or its Affiliates and did not purchase such pharmaceutical product in a chain of distribution that included any of Lilly, its Affiliates or their sublicensees.

(c)           For purposes of this Agreement, “Generic Competition” with respect to a Product, on a country-by-country basis, shall exist if in such country there is a Generic Product with respect to a Product being sold in such country and the sales of such Generic Product accounts for [***] of aggregate unit sales of the Product and any Generic Products in the given country as determined by reference to applicable sales data obtained from IMS Health, Verispan or from such other reasonable source for such sales data as may be used and relied upon by Lilly from time to time.

6.8          NextCure Payments to Lilly.  In the event NextCure exercises a NextCure Option for a Collaboration Target in accordance with Section 4.4, on a NextCure Product-by-NextCure Product basis, NextCure will compensate Lilly by paying to Lilly (a) the milestone payments set forth in Section 6.5 and the royalty payments set forth in Section 6.6, subject to the provisions of Section 6.7, in each case, mutatis mutandis; provided that such payments shall be [***], and (b) within [***] after exercising a NextCure Option for a Collaboration Target, NextCure will pay Lilly an amount equal to [***]; provided further, however, that notwithstanding Section 6.7.2 and/or anything under this Agreement to the contrary, [***]. In addition, [***].

6.9          Payments under Sublicense.  If either Party sublicenses its rights to a Product to a sublicensee, such Party will pay to the other Party, or cause to be paid, each and all payments as they become due and payable to the other Party under this Agreement for each sublicensed Product.

6.10        Royalty Reports.  For so long as a Royalty Term is in effect, each Party shall furnish the other Party with quarterly royalty reports due for each Calendar Quarter [***] after the end of such Calendar Quarter. For each such Calendar Quarter, the royalty report will set out Net Product Sales for each Product for such Calendar Quarter and the royalty amounts due hereunder with respect thereto for each Product.

6.11        Royalty Payment Terms.  Royalties provided for under this Agreement will be due and payable with respect to each Product on the date the royalty report is due for the applicable Calendar Quarter.

6.12        Financial Audits.  During the two (2)-year period for which records are retained hereunder, each Party shall, not more than once each Calendar Year, have the right to have an auditing Party’s independent Accountant inspect the audited Party’s relevant records for the preceding twelve (12)-month period for the purpose of determining the accuracy of royalty reports provided by the audited Party under Section 6.10. No period will be audited more than once. The auditing Party shall submit an audit plan, including audit scope, to the audited Party for the audited Party’s approval, which shall not be unreasonably withheld, prior to audit implementation. The independent Accountant shall keep confidential any information obtained during such inspection and shall report to NextCure and Lilly only the amounts of Net Product Sales and royalties due and payable. The results of each audit, if any, shall be binding on both Parties absent manifest error. If determined that additional royalties are owed, or that royalties were overpaid, during such period, the applicable Party will pay the other Party the additional royalties, or such other Party will pay the applicable Party the overpaid royalties within thirty (30) days of the date the independent Accountant’s written report is received by the paying Party. The auditing Party shall bear the full cost of such audit, unless such audit reveals any additional royalties owed exceed the greater of [***] of the royalties paid for the royalty period subject to the audit, in which case the audited Party will pay the reasonable and documented fees of such audit. Each Party (including its Affiliates) and its sublicensees shall keep complete and accurate books and records for a period of two (2) years which may be necessary to ascertain properly and to verify the payments owed hereunder.

6.13        Withholding of Taxes.  Any withholding of taxes levied by tax authorities on the payments by a Party to the other Party hereunder that are required by Applicable Law to be deducted from such payments to the other Party will be deducted by the paying Party from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of the other Party and the paying Party will pay the taxes to the proper taxing authority and send evidence of the obligation together with proof of tax payment to the other Party on a timely basis following that tax payment.  Such taxes will be borne by the other Party.  The paying Party agrees to reasonably cooperate with the other Party in the event the other Party claims exemption from such withholding or seeks refunds or deductions under any double taxation or other treaty or agreement from time to time in force, such cooperation to include providing receipts of payment of such withheld tax or other documents reasonably available to the paying Party.  The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law.  In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement. For clarity, each Party is responsible for income tax that results from any payments received pursuant to this Agreement, and each Party is responsible for income tax that results from amounts earned as the Commercializing Party.

6.14        Currency of Payments; Exchange Controls.  Except as otherwise provided in this Agreement, all amounts owed by a Party under this Agreement shall be paid by such Party via wire transfer of immediately available funds in U.S. Dollars to the account designated in writing to such Party by the other Party provided that such payment shall only be made to a jurisdiction of the payee-Party or a jurisdiction where the payee-Party has a significant business presence. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where Product is sold, payment will be made through such lawful means or methods as Lilly may determine.

6.15        Interest on Late Payments.  If either Party fails to pay any payment due under this Agreement (excluding any payment made due to a good faith error identified via an audit conducted by an independent Accountant pursuant to Section 6.12) within thirty (30) days after the date such payment is due, as provided in this Agreement, such late payment shall bear interest, to the extent permitted by Applicable Law, at the prime rate as of the date such payment was due, as published in The Wall Street Journal and found on the wsj.com website at the following link or its successor site: http://interactive5.wsj.com/edition/resources/documents/mktindex.htm?rates.htm, as calculated on the number of days the relevant payment is delinquent from and including the date payment is due through and including the date upon which the owed Party has collected immediately available funds in its own account, or such rate as is legally permissible, whichever is less. Interest will be paid based on a simple annual interest rate.

ARTICLE 7
LICENSES

7.1          License Grants to Lilly.

7.1.1       Research Collaboration License.  Subject to the terms and conditions of this Agreement, during the Research Term, NextCure hereby grants to Lilly a non-exclusive, fully paid-up, royalty-free license, under the NextCure Collaboration Technology, NextCure Materials and NextCure Research Collaboration Technology, with the right to grant and authorize sublicenses in accordance with Section 7.1.3, solely to the extent necessary for Lilly to conduct its obligations under the Research Collaboration.

7.1.2       License Grant upon Exercise of Lilly Option.  On a Lilly Option-by-Lilly Option basis, subject to the terms and conditions of this Agreement and effective only upon Lilly’s exercise of the Lilly Option in accordance with Section 4.2, NextCure shall grant and hereby does grant to Lilly and its Affiliates an exclusive, royalty-bearing, sub-licensable (through multiple tiers) (subject to Section 7.1.3) license under the NextCure Collaboration Technology and NextCure Materials to Exploit Lilly Compounds and Lilly Products Directed to the Lilly Target in the Field and in the Territory. NextCure covenants that it will not: (a) take any action that would cause a lien, charge or encumbrance of NextCure Collaboration Technology; or (b) assign, transfer, convey or otherwise grant to any Person (i) any rights to any NextCure Collaboration Technology or NextCure Materials (or any rights to any intellectual property that would otherwise be included in the NextCure Collaboration Technology or NextCure Materials if not assigned, transferred, conveyed, or otherwise granted to a Third Party), in any manner that is inconsistent with the exclusive licenses granted to Lilly pursuant to this Section 7.1.2, or (ii) any rights to any Products, Collaboration Compounds or Collaboration Targets that are inconsistent with the exclusive licenses granted to Lilly pursuant to this Section 7.1.2.

7.1.3       Sublicenses.  Subject to the terms and conditions of this Agreement, Lilly and its Affiliates shall have the right to sublicense any and all rights licensed to Lilly under Section 7.1.2. Any such sublicense by Lilly or its Affiliates shall be consistent with and subject to the terms of this Agreement, and shall include an obligation for each such sublicensee to comply with the applicable obligations of Lilly set forth in this Agreement. Lilly shall remain liable to NextCure for the performance by any such sublicensee of Lilly’s duties and obligations under this Agreement whether such duties and obligations are to be performed by Lilly or its sublicensee (including all amounts to be paid under Article 6), as if Lilly performed such duties and obligations.

7.2          License Grants to NextCure.

7.2.1       Research Collaboration License.  Subject to the terms and conditions of this Agreement, during the Research Term, Lilly hereby grants to NextCure a non-exclusive, royalty-free, license under (a) the Lilly Collaboration Technology and Lilly Materials and (b) NextCure Collaboration Technology licensed to Lilly under Section 7.1.2, in each case ((a) and (b)), solely to the extent necessary or useful for NextCure to perform its duties and obligations under the Research Collaboration with the right to grant and authorize sublicenses in accordance with Section 7.2.3, solely to the extent necessary for NextCure to conduct its obligations under the Research Collaboration.

7.2.2       License Grant Upon Exercise of NextCure Option.  On a NextCure Option-by-NextCure Option basis, subject to the terms and conditions of this Agreement and effective only upon NextCure’s exercise of a NextCure Option in accordance with Section 4.4, Lilly shall grant and hereby does grant to NextCure and its Affiliates an exclusive, royalty-bearing, sub-licensable (through multiple tiers) (subject to Section 7.2.3) license for sequences of the NextCure Compounds contained in the (1) Lilly Collaboration Technology and (2) Lilly Materials, in each case, to Exploit NextCure Products Directed to the NextCure Target in the Field and in the Territory. Lilly covenants that it will not: (a) take any action that would cause a lien, charge or encumbrance of Lilly Collaboration Technology; or (b) assign, transfer, convey or otherwise grant to any Person (i) any rights to any Lilly Collaboration Technology or Lilly Materials (or any rights to any intellectual property that would otherwise be included in the Lilly Collaboration Technology or Lilly Materials if not assigned, transferred, conveyed, or otherwise granted to a Third Party), in any manner that is inconsistent with the exclusive licenses granted to NextCure pursuant to this Section 7.2.2, or (ii) any rights to any Products, Collaboration Compounds or Collaboration Targets that are inconsistent with the exclusive licenses granted to NextCure pursuant to this Section 7.2.2.

7.2.3       Sublicenses.  Subject to the terms and conditions of this Agreement, NextCure and its Affiliates shall have the right to sublicense any and all rights licensed to Lilly under Section 7.2.2. Any such sublicense by NextCure or its Affiliates shall be consistent with and subject to the terms of this Agreement, and shall include an obligation for each such sublicensee to comply with the applicable obligations of NextCure set forth in this Agreement. NextCure shall remain liable to Lilly for the performance by any such sublicensee of NextCure’s duties and obligations under this Agreement whether such duties and obligations are to be performed by NextCure or its sublicensee (including all amounts to be paid under Article 6), as if NextCure performed such duties or obligations.

7.3          Trademarks.  Lilly will be free to use and to register in any trademark office in the Territory any trademark for use with a Lilly Product in its sole discretion; provided that nothing herein shall grant Lilly any right to use any trademark of NextCure and/or its Affiliates, except that Lilly shall have the right to use any trademark reasonably useful in the development, manufacturing or commercialization of Lilly Products. NextCure will be free to use and to register in any trademark office in the Territory any trademark for use with a NextCure Product in its sole discretion; provided that nothing herein shall grant NextCure any right to use any trademark of Lilly and/or its Affiliates, except that NextCure shall have the right to use any trademark reasonably useful in the development, manufacturing or commercialization of NextCure Products. Each Party will own all right, title and interest in and to any such trademark in its own name during and after the Term.

7.4          Negative Covenant; No Implied License.  Each Party covenants that it will not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 except for the purposes expressly permitted in the applicable license grant. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party in respect of any intellectual property of the other Party, except as expressly set forth herein, and no license rights shall be created hereunder by implication, estoppel or otherwise. Neither Party shall represent to any Third Party that it enjoys, possesses, or exercises any proprietary or property right or otherwise has any other right, title or interest in the intellectual property of the other Party except for such rights as are expressly set forth herein. Any rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

7.5          FIND-IOTM Technology.  Notwithstanding any provision of this Agreement to the contrary, no license, right, or other interest is being provided to Lilly under the FIND-IO Technology, except to the extent of the Lilly Option set forth in Section 4.3.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1          Disclosure of Research Collaboration Inventions.  Upon the Effective Date, and on an ongoing basis during the Term (but not more frequently than once per Calendar Quarter), each Party shall, to the extent applicable, promptly disclose to the other Party any Research Collaboration Inventions necessary for the development, use, or sale of such other Party’s Product in the Field.

8.2          Non-Research Collaboration Technology.

8.2.1       Ownership by NextCure.  As between the Parties, subject to Section 7.1, NextCure shall retain all right, title and interest in and to all NextCure Collaboration Technology and NextCure Materials.

8.2.2       Ownership by Lilly.  As between the Parties, subject to Section 7.2, Lilly shall retain all right, title and interest in and to all Lilly Collaboration Technology and Lilly Materials.

8.3          Research Collaboration Technology.  As between the Parties with respect to any Research Collaboration Patent Rights and Research Collaboration Know-How covering or claiming Research Collaboration Inventions arising, whether solely or jointly with any Third Party, pursuant to the conduct of activities under the Research Collaboration (the “Research Collaboration Technology”):

8.3.1       NextCure shall solely own any Research Collaboration Technology (a) that solely relates to any NextCure Target, NextCure Compound and/or NextCure Product or (b) to the extent such Research Collaboration Technology constitutes an improvement or enhancement solely to the FIND-IOTM Technology (the “NextCure Research Collaboration Technology”).

8.3.2       Lilly shall solely own any Research Collaboration Technology that (a) solely relates to any Lilly Target, Lilly Compound and/or Lilly Product or (b) relates to Collaboration Compounds, except to the extent assigned to NextCure upon the exercise of a NextCure Option (the “Lilly Research Collaboration Technology”).

8.3.3       The Parties shall jointly own any Research Collaboration Technology other than the NextCure Research Collaboration Technology and the Lilly Research Collaboration Technology.

8.4          Cooperation. Each Party represents and agrees that all its employee(s), contractor(s) and agent(s) will be obligated under a binding written agreement or otherwise to assign to such Party all Research Collaboration Inventions made or conceived by such employee(s), contractor(s) or other agent(s) in connection with this Agreement. Each Party agrees to make, and hereby makes, the assignments necessary to accomplish the ownership of Patent Rights as set forth in Sections 8.2 and 8.3, and each Party agrees that, upon request and without further compensation except for reimbursement of related reasonable out-of-pocket expenses, such Party shall execute such further documents as may be reasonably necessary or appropriate, and to provide reasonable assistance and cooperation, including the giving of testimony, as may be necessary or desirable for obtaining, sustaining, reissuing, or enforcing the Parties’ rights in the Patent Rights, including as set forth in Sections 8.2 and 8.3.

8.5          NextCure Collaboration Patent Rights.  Lilly will have sole responsibility for and control over the filing, prosecution, maintenance and enforcement of any and all NextCure Collaboration Patent Rights where the scope of patent application disclosure and/or patent protection specifically and solely covers, claims or otherwise relates to one or more of the Lilly Targets, Lilly Compounds, the Lilly Products and/or the Exploitation thereof (the “Lilly Responsibility Patents”). NextCure will have sole responsibility for and control over the filing, prosecution, maintenance and enforcement of NextCure Collaboration Patent Rights other than the Lilly Responsibility Patents (the “NextCure Responsibility Patents”).

8.6          First Right for Collaboration Patent Rights.  Lilly will have the first right to be responsible for and to control the filing, prosecution, maintenance and enforcement of the Lilly Collaboration Patent Rights and Lilly Responsibility Patents, at Lilly’s sole expense. NextCure will have the first right to be responsible for and to control the filing, prosecution, maintenance and enforcement of the NextCure Responsibility Patents, at NextCure’s sole expense.

8.7          Collaboration Targets.  Prior to the exercise of an Option and subject to Section 8.6, any filing, prosecution and/or maintenance of Patent Rights for Collaboration Targets shall be mutually agreed by the Parties (for clarity, until a given Collaboration Target has been optioned as a Lilly Target or NextCure Target or has been determined to be abandoned by the JSC on the Oncology Target List).

8.8          Step-In Rights.  If either Party in any country decides not to file, prosecute and/or maintain any Patent Rights for which it has the first right described in Section 8.6, then it shall notify and consult with the other Party with respect to such decision at least forty-five (45) days prior to the date, and, if after such consultation between the Parties, such Party still intends not to file such Patent Rights, then the other Party shall thereupon have the right (but not the obligation) to assume the filing, prosecution and/or maintenance thereof at its expense with counsel of its choice; provided, however, that, the Parties shall refer to the JPC any strategy dispute between the Parties with respect to such Patent Rights for good faith discussion and resolution, and, in the event that the JPC cannot resolve such strategy, (a) NextCure shall not have the right to file, prosecute and/or maintain Lilly Collaboration Patent Rights where the scope of patent application disclosure and/or patent protection specifically and solely covers, claims or otherwise relates to one or more of the Lilly Targets, Lilly Compounds, the Lilly Products and/or the Exploitation thereof and/or the Lilly Responsibility Patents if, in Lilly’s sole discretion, Lilly (subsequent to such JPC referral) determines such filing, prosecution and/or maintenance should not be made as a matter of strategy and (b) Lilly shall not have the right to file, prosecute and/or maintain NextCure Collaboration Patent Rights where the scope of patent application disclosure and/or patent protection specifically and solely covers, claims or otherwise relates to one or more of the NextCure Targets, NextCure Compounds, the NextCure Products and/or the Exploitation thereof if, in NextCure’s sole discretion, NextCure (subsequent to such JPC referral) determines such filing, prosecution and/or maintenance should not be made as a matter of strategy.

8.9          Separation of Claims.  In the event Lilly determines a patent application filed, or sought to be filed, contains claim(s) that specifically cover, and/or disclosure that would support claims that specifically and solely cover one or more of the Lilly Targets or Lilly Products that Lilly is developing or may consider for development hereunder, to the extent practicable, such application shall be divided into two (2) or more patent applications, so that at least one such application shall contain claim(s) that specifically and solely cover such Lilly Target or Lilly Product and such application (and subsequent patent) shall be deemed Lilly Responsibility Patents.

8.10        Patent Term Extension.  NextCure will reasonably cooperate with Lilly upon Lilly’s reasonable request in obtaining at Lilly’s expense patent term extension or supplemental protection certificates and the like with respect to the Research Collaboration Technology and NextCure Collaboration Patent Rights for a Lilly Target or Lilly Product, in each country and region where it is possible to do so. Lilly will make the election in accordance with the preceding sentence and NextCure agrees to abide by such election. Nothing in this Article 8 or Article 9 shall prevent NextCure from obtaining patent term extension or supplemental protection certificates and the like with respect to the NextCure Collaboration Patent Rights on its own pharmaceutical products, and Lilly will cooperate with NextCure upon NextCure’s reasonable request in obtaining, at NextCure’s expense, such patent term extension or supplemental protection certificates and the like.

8.11        Data and Intellectual Property.  Data, Patent Rights and Know-How Controlled by either Party as of the Effective Date or during the Term (including ownership as set forth in this Agreement) will remain, as between the Parties, the sole property of the Controlling Party, which that Party may exploit in any manner it chooses at its sole discretion, except to the extent otherwise provided in this Agreement. Any invention(s) made by NextCure and/or Lilly in connection with Collaboration Targets and/or Products during the Term outside the Party’s performance of its responsibilities under this Agreement, and any Patent Rights, Know-How, copyrights or other intellectual property based on such invention(s), will be owned by the Party(ies) of which the inventor(s) is an employee, contractor or agent, but shall be subject to the provisions of Article 7.

ARTICLE 9
INFRINGEMENT AND ENFORCEMENT

9.1          Infringement of Third Party Patent Claims.

9.1.1       Joint Strategy.  In the event that the use or sale of a Product by either Party or any of its Affiliates or sublicensees becomes the subject of an actual claim of infringement of a Third Party patent, copyright or trademark anywhere in the world, and without regard to which Party is charged with said infringement, or the venue of such claim, the Parties shall promptly confer to discuss such claim.

9.1.2       Defense.  Unless the Parties otherwise agree, a Party shall assume the primary responsibility for the conduct of the defense of any such claim relating to such Party’s Product, at such Party’s sole expense, and with legal counsel of its choice. The other Party shall have the right, but not the obligation, to participate and be independently represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Each Party shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the Parties shall reasonably cooperate in conducting the defense of any such claim. Should Lilly decide not to defend or fail to defend any such claim, suit, or proceedings by a Third Party relating to a Lilly Target within thirty (30) days of notice of such claim, suit, or proceeding, then NextCure will be entitled to take over, at its option, the right to defend such infringement proceedings and the control of any such defense, at NextCure’s cost and should NextCure decide not to defend or fail to defend any such claim, suit, or proceedings by a Third Party relating to a NextCure Target within thirty (30) days of notice of such claim, suit, or proceeding, then Lilly will be entitled to take over, at its option, the right to defend such infringement proceedings and the control of any such defense; provided, however, that, the Parties shall refer to the JPC any strategy dispute between the Parties with respect to defense of such claim, suit or proceeding for good faith discussion and resolution, and, in the event that the JPC cannot resolve such strategy, (a) NextCure shall not have the right to defend such infringement relating to a Lilly Target, Lilly Compound and/or Lilly Product if, in Lilly’s sole discretion, Lilly (subsequent to such JPC referral) determines such defense should not be made as a matter of strategy and (b) Lilly shall not have the right to defend such infringement relating to a NextCure Target, NextCure Compound and/or NextCure Product if, in NextCure’s sole discretion, NextCure (subsequent to such JPC referral) determines such defense should not be made as a matter of strategy. Neither Party shall enter into any settlement that affects any of the other Party’s rights or interests without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

9.2          Enforcement Action Relating to Products.  NextCure and Lilly will each promptly notify the other in writing of any alleged or threatened infringement of (a) any of the NextCure Collaboration Patent Rights that claim Lilly Targets or Lilly Products and/or (b) any of the Lilly Collaboration Patent Rights that claim NextCure Targets or NextCure Products (each, an “Action”) of which they become aware. Each Party shall have the sole right, but not the obligation, to commence and control any legal action or proceeding, or the filing of any counterclaim, related to any such Action that claims such Party’s Targets or Products. In the event that such Party elects, in its sole discretion, to undertake such an Action, the other Party agrees to reasonably cooperate with such Party, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, including consenting to be joined as a party plaintiff in such Action, and such

Party will reimburse the other Party for related reasonable out-of-pocket expenses. The applicable Party shall control such Action, and such Party may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, that (i) Lilly shall not settle or make any agreement that admits or concedes that any aspect of any of the NextCure Collaboration Patent Rights is invalid or unenforceable or which adversely affects the scope of any of the NextCure Collaboration Patent Rights, without the prior written consent of NextCure and (ii) NextCure shall not settle or make any agreement that admits or concedes that any aspect of any of the Lilly Collaboration Patent Rights is invalid or unenforceable or which adversely affects the scope of any of the Lilly Collaboration Patent Rights, without the prior written consent of Lilly. The Party undertaking an Action in accordance with this Section 9.2 shall keep the other Party reasonably apprised of the progress of any such Action. The other Party may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Action shall be at the sole expense of the Party undertaking such Action. If a Party has not brought suit, or otherwise taken action, including settlement discussions, to enforce the other Party’s applicable Patent Rights that claim such Party’s Targets and/or Products within ninety (90) days after such Party’s receipt or delivery (as applicable) of notice pursuant to the first sentence of this Section 9.2, then the other Party shall have the right, but not the obligation, to commence and control any legal action or proceeding, or file any counterclaim, related to such Action in the Territory, at the other Party’s expense; provided, however, that, in the event that the Parties shall refer to the JPC any strategy dispute between the Parties with respect to enforcement of such Patent Rights for good faith discussion and resolution, and, in the event that the JPC cannot resolve such strategy, (a) NextCure shall not have the right to enforce such Patent Rights relating to a Lilly Target, Lilly Compound and/or Lilly Product if, in Lilly’s sole discretion, Lilly determines (subsequent to such JPC referral) such enforcement should not be made as a matter of strategy and (b) Lilly shall not have the right to enforce such Patent Rights relating to a NextCure Target, NextCure Compound and/or NextCure Product if, in NextCure’s sole discretion, NextCure determines (subsequent to such JPC referral) such enforcement should not be made as a matter of strategy. In any Action, any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a Third Party, shall first be used to reimburse the Parties for their respective costs and expenses incurred in connection with such Action, with the remainder to be retained by the applicable Party but treated as Net Product Sales hereunder in the Calendar Year(s) in which such damages or other recovery is received for purposes of the royalty payable under Article 6.

9.3          Enforcement Action Not Related to Products.  As between the Parties, NextCure shall have the sole right, but not the obligation, to commence and control any legal action or proceeding, or the filing of any counterclaim, related to any alleged infringement of the NextCure Responsibility Patents or non-patent intellectual property rights of NextCure not related to Collaboration Targets or Products (an “Other Action”). In the event that NextCure elects, consistent with this Agreement, to undertake such an Other Action, Lilly agrees to reasonably cooperate with NextCure, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Other Action, including consenting to be joined as a party plaintiff in such Other Action if necessary, and NextCure will reimburse Lilly for related reasonable out-of-pocket expenses.

9.4          Common Interest Disclosures.  With regard to any information (including materials) disclosed pursuant to this Agreement by one Party to the other Party regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to the extent, Third Party intellectual property rights may affect the conduct of the Exploitation of any Product, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the development, commercialization, marketing, sale and/or use of any Product.  Accordingly, the Parties agree that all such information obtained by one Party from the other Party will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable.  By sharing any information, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information.  Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Without limiting the foregoing, the Parties acknowledge and agree that they may enter into a more robust common interest agreement at a later date, which common interest agreement would supersede this Section 9.4.

ARTICLE 10
CONFIDENTIALITY

10.1        Nondisclosure; Exceptions.  Each Party agrees that, during the Term and for a period of [***] from the expiration or termination of this Agreement, neither NextCure nor Lilly shall publish or disclose to any Third Party, including its independent contractors, any or all Confidential Information of the other Party (including, for clarity, Joint Confidential Information), except as expressly permitted by this Article 10. Neither NextCure nor Lilly shall disclose to any Third Party, or use for any purpose other than exercising its respective rights and performing its respective obligations under this Agreement, Confidential Information of the other Party, unless such Party can demonstrate that such information:

10.1.1     Was known to the receiving Party on a non-confidential basis or to the public prior to disclosure by the disclosing Party under this Agreement, as shown by written records;

10.1.2     Becomes known to the public after disclosure other than through any act or omission of the receiving Party;

10.1.3     Is disclosed to the receiving Party on a non-confidential basis by a Third Party having a legal right to make such disclosure; or

10.1.4     Is independently developed exclusively by an employee, contractor or agent of the receiving Party not having access to the disclosing Party’s information.

10.2        Authorized Disclosures.  Notwithstanding the foregoing provisions of Section 10.1:

10.2.1     Either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by Applicable Law, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution, in which event such Party shall provide prior Notice of such intended disclosure to such other Party if reasonably practicable under the circumstances and shall (a) disclose only such Confidential Information of such other Party as is required to be disclosed and (b) use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

10.2.2     The Parties expressly agree that each Party may submit Confidential Information of the other Party to any Regulatory Agency to the extent necessary for obtaining such Party’s Product marketing approvals in the Field.

10.2.3     Either Party may disclose this Agreement (which shall be redacted as necessary to protect Confidential Information and other commercially sensitive information unrelated to the NextCure Targets, NextCure Compounds, NextCure Products, Lilly Targets, Lilly Compounds and Lilly Products) to non-strategic (i.e., financial) investors, any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, in each case, other than any investors or financial partners (including any affiliates thereof) that are strategic in nature; provided that each such Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to and no less restrictive than those set forth in this Article 10 prior to any disclosure (provided that such terms shall not include the provisions of Section 10.4); provided, further, that (a) NextCure may disclose the identity of any NextCure Targets, NextCure Compounds or NextCure Products, (b) Lilly may disclose the identity of any Lilly Targets, Lilly Compounds or Lilly Products and (c) neither Party may disclose the identity of or any information related to any Oncology Targets that are actively being pursued as indicated on the Oncology Target List, in each case ((a) through (c)), to any such Third Party.

10.2.4     Each Party may disclose or use the other Party’s Confidential Information to the extent such disclosure is reasonably necessary or useful in the following instances:

(a)           filing or prosecuting Patent Rights in accordance with Article 8; provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information;

(b)           prosecuting or defending litigation if, in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such prosecution or defense;

(c)           complying with applicable tax laws and regulations (including to Third Party auditors);

(d)           conducting pre-clinical or clinical trials of such Party’s Products in accordance with the terms and conditions of this Agreement; provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available); or

(e)           disclosure to Affiliates, sublicensees, employees, consultants, contractors or agents in connection with the performance of this Agreement and who are bound by similar terms of confidentiality and non-use at least equivalent in scope to and no less restrictive than those set forth in this Article 10 prior to any disclosure or who are bound by professional obligations of confidentiality.

10.3        Response Plan and Notification of Non-Authorized Disclosures.  Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement. Such plan shall include considerations of, among other things, notification, remediation and retrieval. In the event that a Party becomes aware of an unauthorized disclosure of the other Party’s Confidential Information, then such Party shall notify the other Party promptly in writing.

10.4        Covenant Not to Sue.  Except to the extent NextCure has granted exclusive rights to Lilly under Section 7.1.2 or Lilly has granted exclusive rights to NextCure under Section 7.2.2, each disclosing Party agrees not to sue the receiving Party solely with respect to the use, outside the scope of this collaboration and for any purpose, of any Know-How or Confidential Information shared in the performance of this Agreement by the disclosing Party solely to the extent such Know-How or Confidential Information has been retained (without intentional memorization) in intangible form in the minds of the receiving Party’s employees (or its Affiliates’ employees) who have had access to such Know-How or Confidential Information pursuant to the terms of this Agreement and without reference to any tangible copies of such Know-How or Confidential Information; provided, that the receiving Party’s use of such Know-How or Confidential Information is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the receiving Party’s sole risk. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.4 shall, or shall be interpreted to, grant any license to or under any Patent Rights or Know-How. Furthermore, notwithstanding anything to the contrary in this Agreement, except to the extent NextCure has granted exclusive rights to Lilly under Section 7.1.2 or Lilly has granted exclusive rights to NextCure under Section 7.2.2, neither Party is forfeiting any rights that each may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

10.5        Publications.  Following the exercise of a Lilly Option or a NextCure Option with respect to a given Collaboration Target, such Party (the “Publishing Party”) and its Affiliates, licensees and sublicensees shall have the right to publish or present scientific or technical data, results or other information with respect to any Lilly Compound or Lilly Product, or NextCure Compound or NextCure Product, respectively; provided that neither Party shall have the right to, and shall not, publish or present any Joint Collaboration Target Confidential Information, Lilly Product Information, NextCure Product Information or Know-How of the other Party’s Product without the prior written consent of the other Party.  Such prohibition shall not apply to filing or prosecution of Patent Rights by a Party in accordance with the terms and conditions of this Agreement.  In the event that the Publishing Party or any of its Affiliates, licensees or sublicensees desires to make any such publication or presentation that would disclose Confidential Information of the other Party (the “Non-publishing Party”) about a Lilly Compound or Lilly Product, or NextCure Compound or NextCure Product, as applicable, or if a Publishing Party requests the Non-publishing Party’s consent to any publication, the Publishing

Party shall afford the Non-publishing Party a period of thirty (30) days (or at least ten (10) days in the case of abstracts or oral presentations) to review in advance any manuscript not yet presented for publication and the Non-publishing Party may delay or prevent such publication as the Non-publishing Party in good faith believes necessary to protect its rights with respect to such Party’s Collaboration Targets, Collaboration Compounds or Products.  Each Party shall be entitled to issue scientific publications with respect to the such Party’s Products or their testing in accordance with such Party’s internal guidelines without approval by the other Party, and such Party shall be in control of any publications or scientific presentations regarding such Party’s Products or their testing.  A Party may publish clinical trial information on such Party’s online database in accordance with its corporate policy.  The scientific contributions of each Party will be noted as appropriate in all publications or presentations.

10.6        Publicity and Disclosure.

10.6.1     Publicity.  Attached hereto as Schedule 10.6.1 is the initial joint press release, to be issued by the Parties on the Effective Date.  Either Party may, following the issuance of the above joint press release, make public statements or disclosures regarding the existence of this Agreement, the identity of the other Party and those terms of the Agreement that have already been publicly disclosed, without the consent of the other Party.  Neither Party will disclose to the public, any non-public information about this Agreement without the prior written consent of the other Party, except where required for any Applicable Laws (including applicable taxing authority and/or stock exchange rules) or legal process relating to the Party or any Affiliate of the Party or as may be required for actions, procedures, suits, and the like arising out of this Agreement. Subject to the second sentence of this Section 10.6.1, neither Party shall use in advertising, publicity, or otherwise the name or any trademark of the other Party without prior written consent of the other Party.

10.6.2     Disclosure.  Each Party agrees that, in furtherance of any licensing or financing transactions or discussions with Third Parties interested in the technology or business of a Party to which this Agreement pertains where the disclosure of the terms of this Agreement is reasonably necessary, the other Party may provide a redacted version of this Agreement to such Third Parties upon the advance execution of a binding confidentiality agreement between such Party and such Third Parties unless such Third Party is otherwise bound by professional obligations of confidentiality. For the avoidance of doubt, nothing set forth in this Section 10.6.2 shall modify, limit or restrict any disclosures of Confidential Information authorized by Section 10.2.

10.7        Return of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

ARTICLE 11
INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES

11.1        Indemnification by Lilly.  Lilly will defend, indemnify and hold NextCure, its Affiliates and its and their directors, officers, controlling Persons, employees, agents and contractors (the “NextCure Indemnified Parties”) harmless from and against any and all losses, expenses, recoveries and damages, including reasonable legal expenses and costs including attorneys’ fees (collectively, “Losses”), resulting or arising out of any claim, suit, action proceeding or demand brought by any Third Party (each, a “Third Party Claim”) to the extent resulting or arising from (a) the negligence or willful misconduct of the Lilly Indemnified Parties; (b) the Exploitation of the Lilly Products by Lilly (other than by or on behalf of NextCure); (c) any breach of this Agreement by Lilly, any of its Affiliates or any of their sublicensees; (d) any claim that the use of the Lilly Collaboration Technology, Lilly Materials and/or [***] infringes or misappropriates the intellectual property rights of a Third Party; or (e) Collaboration Target-related or Lilly Materials-related contractual obligations of Lilly and its Affiliates; except, in each case, to the extent caused by the negligence or willful misconduct of, or breach of this Agreement by, any of the NextCure Indemnified Parties.  NextCure will give Lilly prompt Notice of any such Third Party Claim and, without limiting the foregoing indemnity, Lilly will have the right to compromise, settle or defend any such Third Party Claim (to the extent subject to indemnity by Lilly as set forth herein); provided that (i) no offer of settlement, settlement or compromise by Lilly shall be binding on NextCure without its prior written consent, not to be unreasonably withheld, conditioned or delayed, unless such settlement fully releases NextCure without any liability, loss, cost or obligation incurred by NextCure and in no event shall any settlement or compromise admit or concede that any aspect of any of the NextCure Collaboration Patent Rights is invalid or unenforceable or adversely affect the scope of any of the NextCure Collaboration Patent Rights and (ii) Lilly shall not have authority to admit any wrongdoing or misconduct on the part of NextCure or any of its Affiliates except with NextCure’s prior written consent.

11.2        Indemnification by NextCure.  NextCure will defend, indemnify and hold Lilly, its Affiliates and its and their directors, officers, employees, agents and contractors (the “Lilly Indemnified Parties”) harmless from and against any and all Losses, resulting or arising out of any Third Party Claim to the extent resulting or arising from (a) the negligence or willful misconduct of the NextCure Indemnified Parties; (b) the Exploitation of the NextCure Products; or (c) any breach of this Agreement by NextCure, or any of its Affiliates; (d) any claim that the use of the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology infringes or misappropriates the intellectual property rights of a Third Party; (e) Collaboration Target-related or NextCure Materials-related contractual obligations of NextCure and its Affiliates; or (f) any payment obligations under the Yale Agreement as a result of the execution or delivery of, or exercise of rights under, this Agreement; except, in each case, to the extent caused by the negligence or willful misconduct of, or breach of this Agreement by, any of the Lilly Indemnified Parties.  Lilly will give NextCure prompt Notice of any such Third Party Claim and, without limiting the foregoing indemnity, NextCure will have the right to compromise, settle or defend any such Third Party Claim (to the extent subject to indemnity by NextCure as set forth herein); provided that (i) no offer of settlement, settlement or compromise by NextCure shall be binding on Lilly without its prior written consent, not to be unreasonably withheld, conditioned or delayed, unless such settlement fully releases Lilly without any liability, loss, cost or obligation incurred by Lilly and in no event shall any settlement or compromise admit or concede that any aspect of any of the Lilly Collaboration Patent Rights is invalid or unenforceable or adversely affect the scope of any of the Lilly Collaboration Patent Rights and (ii) NextCure shall not have authority to admit any wrongdoing or misconduct on the part of Lilly or any of its Affiliates except with Lilly’s prior written consent.

11.3        NextCure Representations and Warranties to Lilly.  NextCure represents and warrants to Lilly as of the Effective Date that:

11.3.1     it owns or Controls all of the NextCure Collaboration Technology licensed to Lilly hereunder;

11.3.2     NextCure has the full right, power and authority to grant the rights and licenses it purports to grant hereunder, and neither NextCure nor any of its Affiliates has granted any Third Party any rights or licenses that would interfere with Lilly’s rights and licenses hereunder;

11.3.3     NextCure itself is not developing any products Directed to or that work through, or are based on, and has granted no rights to any Third Party with respect to, any Pre-Existing Target;

11.3.4     none of the NextCure Collaboration Technology, NextCure Materials or FIND-IOTM Technology is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by NextCure or its Affiliates, and NextCure has no Knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of Lilly’s use thereof as contemplated by this Agreement;

11.3.5     to NextCure’s Knowledge, use of the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology in accordance with the terms of this Agreement, including Lilly’s further development, manufacturing and/or commercialization of each Product will not infringe on the rights of any Third Party, including any Third Party intellectual property rights;

11.3.6     it has received no written notice of or any written demand relating to any threatened or pending litigation which would reasonably lead it to believe that Lilly’s exercise of any rights granted by NextCure under this Agreement in respect of the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology will infringe any Patent Rights or other intellectual property right of any Third Party;

11.3.7     NextCure has not given any written notice to any Third Party asserting infringement by such Third Party of any of the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology and, to NextCure’s Knowledge, there is no unauthorized use, infringement or misappropriation of the NextCure Collaboration Technology, NextCure Materials and/or the FIND-IOTM Technology;

11.3.8     NextCure has complied with all Applicable Laws related to data protection and data privacy and, to the extent required, has provided all privacy notices to, and obtained appropriate consents, including research informed consents, from data subjects (“Notices and Consents”), and the Notices and Consents permit the use of the data as currently and previously used and processed by NextCure and will permit the sale, licensing, and transfer of all such personal data of data subjects to Lilly as contemplated in this Agreement; and

11.3.9     NextCure has used commercially reasonable efforts to protect the confidentiality of those parts of the NextCure Collaboration Technology, NextCure Materials and/or FIND-IOTM Technology that constitute Confidential Information of NextCure.

11.4        Representations and Warranties of Lilly to NextCure.  Lilly represents and warrants to NextCure as of the Effective Date that:

11.4.1     it owns or Controls all of the Lilly Collaboration Technology;

11.4.2     Lilly has the full right, power and authority to grant the rights and licenses it purports to grant hereunder, and neither Lilly nor any of its Affiliates has granted any Third Party any rights or licenses that would interfere with NextCure’s rights and licenses hereunder;

11.4.3     to Lilly’s Knowledge, use of the Lilly Collaboration Technology by NextCure in accordance with the terms of this Agreement, including NextCure’s further development, manufacturing and/or commercialization of each Product will not infringe on the rights of any Third Party, including any Third Party intellectual property rights;

11.4.4     none of the Lilly Collaboration Technology or Lilly Materials is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by Lilly or its Affiliates, and Lilly has no Knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of NextCure’s use thereof as contemplated by this Agreement;

11.4.5     it has received no written notice of or any written demand relating to any threatened or pending litigation which would reasonably lead it to believe that NextCure’s exercise of any rights granted by Lilly under this Agreement in respect of the Lilly Collaboration Technology and/or Lilly Materials will infringe any Patent Rights or other intellectual property right of any Third Party;

11.4.6     Lilly has not given any written notice to any Third Party asserting infringement by such Third Party of any of the Lilly Collaboration Technology and/or Lilly Materials and, to Lilly’s Knowledge, there is no unauthorized use, infringement or misappropriation of the Lilly Collaboration Technology and/or Lilly Materials;

11.4.7     Lilly has complied with all Applicable Laws related to data protection and data privacy and, to the extent required, has provided all Notices and Consents, and the Notices and Consents permit the use of the data as currently and previously used and processed by Lilly and will permit the sale, licensing, and transfer of all such personal data of data subjects to NextCure as contemplated in this Agreement; and

11.4.8     Lilly has used commercially reasonable efforts to protect the confidentiality of those parts of the Lilly Collaboration Technology and/or Lilly Materials that constitute Confidential Information of Lilly.

11.5        Representations and Warranties of the Parties to Each Other.  NextCure and Lilly each represent, warrant and covenant (as applicable) with respect to itself that:

11.5.1     as of the Effective Date, the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors, and does not conflict with, violate, or breach any agreement to which such Party is a party, or such Party’s corporate charter, bylaws or similar organizational documents;

11.5.2     as of the Effective Date, this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

11.5.3     as of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated;

11.5.4     it has not as of the Effective Date, and will not after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder (but only while such rights remain in effect in accordance with the terms of this Agreement); and

11.5.5     it has not as of the Effective Date, and will not after the Effective Date and during the Term, use any employee, agent, contractor or consultant in connection with the development or commercialization of such Party’s respective Products who has been debarred by any governmental authority, or, to such Party’s Knowledge, is the subject of debarment proceedings by a governmental authority.

11.6        Covenants.

11.6.1     Compliance with Applicable Law and Anti-Corruption Policy.  Each Party agrees that it shall, and it shall cause its Affiliates to, comply in all material respects with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including Applicable Laws and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any Applicable Laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

11.6.2     Prohibited Conduct.  In connection with this Agreement, neither Party has made, offered, given, promised to give, or authorized, and neither Party will make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (a) improperly influencing any act or decision of the person or Government Official; (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist NextCure or Lilly in obtaining or retaining business. For purposes of this Agreement, “Government Official” means: (x) any officer or employee of: (i) a government, or any department or agency thereof; (ii) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (y) any political party or party official or candidate for public or political party office; and (z) any person acting in an official capacity on behalf of any of the foregoing.

11.6.3     Compliance with Party Specific Regulations.  Each Party agrees to cooperate with the other Party as may reasonably be requested to ensure that each Party is able to meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate. For purposes of this Section 11.6.3, “Party Specific Regulations” shall mean all Applicable Laws specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any governmental authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement. This Section 11.6.3 shall apply subject to notification by a Party to the other Party of any such applicable Party Specific Regulation (for clarity, Schedule 3.6 shall be deemed notification hereof to NextCure of the Lilly Party Specific Regulations contained therein).

11.6.4     Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate. Each Party agrees to cooperate with the other Party as may be reasonably requested to allow each Party to comply in all material respects with its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual compliance-related processes. For purposes of this Section 11.6.4, “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

11.7        DISCLAIMER.  THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES RELATING TO OR MADE IN CONNECTION WITH THIS AGREEMENT, AND NEITHER PARTY MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. NEXTCURE AND LILLY ARE NOT RELYING ON, AND EACH HEREBY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY CONTAINED HEREIN (WHETHER EXPRESS OR IMPLIED), INCLUDING WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS, OR THE NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

11.8        LIMITATIONS.  IN NO EVENT SHALL EITHER NEXTCURE OR LILLY (OR ANY OF THEIR AFFILIATES) BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES) FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, RELIANCE, SPECULATIVE, PUNITIVE OR EXEMPLARY, OR OTHER SPECIAL DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE (OTHER THAN (A) SUCH DAMAGES THAT ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR 11.2, (B) SUCH DAMAGES ARISING OUT OF ANY BREACH OF ARTICLE 10 BY A PARTY, ITS AFFILIATES OR SUBLICENSEES OR (C) SUCH DAMAGES ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY). Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 11.8 shall limit, alter, or waive in any manner or respect any defenses available to any Person or any burdens of proof or legal standards required to be met by any Person under Applicable Law.

ARTICLE 12
TERM AND TERMINATION

12.1        Term.  The term of this Agreement will commence on the Effective Date and end on a country-by-country and Product-by-Product basis on the expiration of the last to expire Royalty Term for a Product in a particular country, unless terminated earlier according to the terms and conditions of this Agreement (the “Term”).

12.2        Termination At Will by Lilly.  Lilly may terminate this Agreement in its entirety or with respect to one or more particular Lilly Products or Lilly Targets without cause upon sixty (60) days’ written Notice to NextCure. During such sixty (60)-day period, the Parties shall cooperate in the wind down of activities under this Agreement in a commercially reasonable manner.

12.3        Termination for Cause by Either Party.

12.3.1     Material Breach.  Subject to the final sentence of this Section 12.3.1, this Agreement (either in its entirety or only in part consistent with such final sentence) may be terminated by a Party at any time during the Term upon written Notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days of receipt of Notice thereof. Any such termination shall become effective at the end of such ninety (90)-day period unless the breaching Party has either (a) cured such breach prior to the end of such period or (b) if such breach is not susceptible to cure within such ninety (90)-day period, the breaching Party has, within such ninety (90)-day period, provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the non-breaching Party. Any right to terminate under this Section 12.3.1 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have in good faith initiated dispute resolution in accordance with Article 14 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 14. For clarity, such material breach of this Agreement may apply to (a) this Agreement in its entirety, in which case Section 12.4.2 or 12.4.3 (as applicable) shall apply to the entire Agreement, (b) a specific Product(s), in which case Section 12.4.2 or 12.4.3 (as applicable) shall apply only to such affected Product(s), (c) a specific Collaboration Target(s) or in which case Section 12.4.2 or 12.4.3 (as applicable) shall apply only to such affected Collaboration Target(s) or (d) a specific country or countries, in which case Section 12.4.2 or 12.4.3 (as applicable) shall apply only to such affected countries.

12.3.2     Bankruptcy.  Either Party will have the right to terminate this Agreement in the event of a general assignment for the benefit of creditors of the other Party, or if proceedings of a case are commenced in any court of competent jurisdiction by or against such other Party seeking (a) such other Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such other Party’s property, or (c) similar relief in respect of such other Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt and, in each case ((a) through (c)), such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unabated, for a period of more than sixty (60) days.

12.3.3     Not Sole Remedy.  If either Party has the right to terminate this Agreement under this Article 12, it may at its sole option, elect either to (a) terminate this Agreement and pursue any legal or equitable remedy available to it or (b) maintain the Agreement in effect and pursue any legal or equitable remedy available to it.

12.4        Effect of Expiration or Termination.

12.4.1     Expiration.  Upon expiration (but not earlier termination) of this Agreement, (a) the license and rights under NextCure Collaboration Technology and NextCure Materials granted by NextCure to Lilly pursuant to this Agreement shall survive on a royalty-free, fully-paid, irrevocable and perpetual basis and (b) the license and rights under the Lilly Collaboration Technology granted by Lilly to NextCure pursuant to this Agreement shall survive on a royalty-free, fully-paid, irrevocable and perpetual basis.

12.4.2     Termination by NextCure for Cause or by Lilly At Will.  Upon any termination by NextCure in accordance with Section 12.3, or by Lilly in accordance with Sections 12.2, the following shall apply (for the avoidance of doubt, in the case of a termination by Lilly (under Sections 12.2) or NextCure (under Section 12.3):

(a)           all licenses and rights granted by NextCure to Lilly pursuant to this Agreement shall automatically terminate, except as expressly provided below in this Article 12 or elsewhere in this Agreement;

(b)           any sublicense granted by Lilly or its Affiliate to a Third Party under the license granted under Section 7.1.2 shall survive the termination of this Agreement and become a direct license from NextCure to such sublicensee only if, in the case of termination of this Agreement for Lilly’s uncured material breach pursuant to Section 12.3.1, such sublicensee of Lilly or its Affiliate did not cause such uncured material breach; provided that in no event shall NextCure have any obligations under such sublicense beyond the obligations expressly set forth in this Agreement; and

(c)           the license and rights under Lilly Collaboration Technology granted by Lilly to NextCure pursuant to this Agreement and the provisions contemplated in Section 12.6 shall survive; provided, however, [***].

12.4.3     Termination by Lilly for Cause.  Upon any termination by Lilly under Section 12.3, the following shall apply:

(a)           all licenses and rights granted by Lilly to NextCure pursuant to this Agreement shall automatically terminate, except as expressly provided below in this Article 12 or elsewhere in this Agreement;

(b)           any sublicense granted by NextCure or its Affiliate to a Third Party under the license granted under Section 7.1.2 shall survive the termination of this Agreement and become a direct license from Lilly to such sublicensee only if, in the case of termination of this Agreement for NextCure’s uncured material breach pursuant to Section 12.3.1, such sublicensee of NextCure or its Affiliate did not cause such uncured material breach; provided that in no event shall Lilly have any obligations under such sublicense beyond the obligations expressly set forth in this Agreement; and

(c)           the license and rights under NextCure Collaboration Technology granted by NextCure to Lilly pursuant to this Agreement and the provisions contemplated in Section 12.6 shall survive; provided, however, [***].

12.5        Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement, and, whether or not termination is effected, all other remedies will remain available except as the Parties have expressly agreed to otherwise herein.

12.6        Accrued and Surviving Obligations.  Upon expiration or termination of this Agreement or termination of this Agreement with respect to one or more particular Products or countries, the obligations which by their nature are intended to survive such expiration or termination will survive. In addition, Articles 1 (to the extent defined terms are used in any other surviving provisions), 10, 13 and 14 and Sections 3.10.2 through 3.10.3 (in each case, solely with respect to the last sentence), 4.5.4 (except with respect to the first proviso of subsection (b)), 4.6, 6.5 through 6.10 (with respect to amounts accrued thereunder prior to the effective date of termination or expiration of this Agreement), 6.12 through 6.15 (with respect to amounts accrued thereunder prior to the effective date of termination or expiration of this Agreement), 11.1, 11.2, 11.6 (solely with respect to the licensee Party to the extent any licenses granted hereunder survive in accordance with Section 12.4.2(c) or 12.4.3(c)), 11.8, and 12.4 through 12.7 shall survive such expiration or termination. Such expiration or termination by either Party for any reason will not release either Party from any obligation which accrued prior to the effective date of expiration or termination.

12.7        Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Further, the Parties agree (a) the intellectual property rights granted hereunder by each Party are personal and non-delegable and (b) that each of them, as licensee of rights and licenses under this Agreement, will retain and may fully exercise all of its rights and elections to the extent permitted under Applicable Laws, including the U.S. Bankruptcy Code.

ARTICLE 13
MISCELLANEOUS

13.1        Interpretation.  In this Agreement, unless the context otherwise requires, a reference to:

(a)           a paragraph, section, exhibit or schedule is a reference to a paragraph, section, exhibit or schedule to this Agreement;

(b)           any document includes a reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(c)           a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)           the singular includes the plural and vice versa, except as it regards the definitions of Party and Parties;

(e)           one sex includes the other;

(f)            “written” and “in writing” include any means of reproducing words, figures or symbols in a tangible and visible form, including acknowledged email or facsimile;

(g)           a month or year is a reference to a calendar month or Calendar Year, as the case may be;

(h)           “including” means including without limitation; and

(i)            the official text of this Agreement and any attachments shall be in English, and any Notices (as defined below) given or accounts or statements for communication between the Parties will be in English and in the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

13.2        Separate Entities / Disclaimer of Agency.  NextCure and Lilly are and will remain separate independent entities and neither Party to this Agreement shall be deemed an Affiliate of the other Party by virtue of this Agreement. This Agreement will not constitute, create or otherwise imply a joint venture, partnership or formal business organization of any kind, and no employee or contractor of either Party or its Affiliates shall be considered an employee or contractor of the other Party or its Affiliates. Each Party to this Agreement will act as an independent contractor and not as an agent or legal representative of the other. Neither Party will have the right or authority to assume, create or incur any Third Party liability or other obligation or liability of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement.

13.3        Force Majeure.  If either Party is affected by any extraordinary, unexpected and unavoidable event, including acts of God, floods, fires, riots, terrorism, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof (provided that in all such cases the Party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) (“Force Majeure”), it will as soon as reasonably practicable notify the other Party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to the other Party. Neither Party will be deemed to be in breach of this Agreement or otherwise be liable to the other Party by reason of any delay in performance or nonperformance of any of its obligations hereunder to the extent that such delay and nonperformance is due to any Force Majeure of which it has notified the other Party and the time for performance of that obligation will be extended accordingly.

13.4        Assignment and Successors.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates or in the event of its merger or consolidation with a Third Party. Any permitted assignee will assume all obligations of its assignor under this Agreement in writing concurrent with the assignment. Any purported assignment in violation of this Section 13.4 will be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns under this Section 13.4.

13.5        Notices.  Any consent, notice, report or other communication required or permitted to be given or made under this Agreement by one of the Parties to the other Party (a “Notice”) will be delivered in writing by one of the following means and effective: (a) upon receipt, if delivered personally, or (b) when delivered by a reputable, commercial overnight courier; provided in all cases addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addressor and will be effective upon receipt by the addressee.

If to NextCure:

NextCure, Inc.

9000 Virginia Manor Road, Suite 200

Beltsville, MD 20705

Attn: Chief Executive Officer

With a copy (which shall not constitute Notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Attn: Asher Rubin

If to Lilly:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: Senior Vice-President of Business Development

With a copy to: General Counsel

Written confirmation of receipt (i) given by the recipient of such Notice, or (ii) provided by an overnight courier service shall be rebuttable evidence of personal service or receipt from an overnight courier service in accordance with clause (a) or (b) above, respectively.

13.6        Expenses; Execution of Agreement.  Each Party shall bear its own fees and other expenses (including attorneys’ fees) in connection with the negotiation, preparation and execution of this Agreement. This Agreement may be executed in several counterparts, all of which shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

13.7        Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA applicable to agreements made and to be performed entirely within such state without regard to its conflicts of laws principles other than Section 5-1401 of the New York General Obligations Applicable Law; provided that any matters relating to the construction or effect of any patent will be governed by the patent laws of the United States. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. Each Party (a) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, and (c) irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party. Notwithstanding the forgoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding.

13.8        Waiver.  The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

13.9        Entire Agreement; Confidentiality Agreement; Construction; Third-Party Beneficiaries.  This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties solely with respect to the subject matter hereof and supersede all prior understandings and writings solely relating thereto, including that certain Mutual Confidentiality Agreement by and between NextCure and Lilly, dated as of September 29, 2017 (the “CDA”). The Parties hereby agree to terminate the CDA as of the Effective Date, and that all confidential information that was disclosed by the Parties pursuant to the CDA shall be deemed Confidential Information disclosed under, and subject to, the terms and conditions of this Agreement. No alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. This Agreement is intended for the benefit of the Parties and the Persons specified in Sections 11.1 and 11.2 (solely with respect to the rights set forth therein) and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Parties and the Persons specified in Sections 11.1 and 11.2 (solely with respect to the rights set forth therein) and their respective successors and permitted assigns. The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

13.10      Headings.  The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.11      Severability.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any Applicable Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate in good faith a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by Applicable Law.

13.12      Performance by Affiliates.

13.12.1Lilly.  Lilly may discharge any obligation and exercise any right hereunder through any of its Affiliates. Lilly hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by an Affiliate of Lilly of any of Lilly’s obligations under this Agreement shall be deemed a breach by Lilly, and NextCure may proceed directly against Lilly without any obligation to first proceed against such Affiliate. In the event it is subsequently determined that any Lilly Collaboration Technology is Controlled by any Affiliate of Lilly and not by Lilly, Lilly shall cause such Affiliate to grant licenses to NextCure with respect to the same as if such rights were Controlled by Lilly.

13.12.2NextCure. NextCure shall have no right to discharge any obligation or exercise any right hereunder through any of its Affiliates except as may be expressly agreed in writing by Lilly. Where this Agreement expressly includes reference to NextCure Affiliates, or Lilly consents to the discharge of any obligations or exercise of any rights of NextCure hereunder though any NextCure Affiliate, NextCure hereby guarantees the performance by such Affiliate of such obligations under this Agreement and shall cause such Affiliate to comply with the provisions of this Agreement in carrying out such obligations in connection with such performance. Any breach of any such obligations by such Affiliate of NextCure shall be deemed a breach by NextCure, and Lilly may proceed directly against NextCure without any obligation to first proceed against such Affiliate. In the event it is subsequently determined that any NextCure Collaboration Technology and/or NextCure Materials is Controlled by any Affiliate of NextCure and not by NextCure, NextCure shall cause such Affiliate to grant licenses to Lilly with respect to the same as if such rights were Controlled by NextCure.

13.13      Other Activities.  The Parties acknowledge that, except as expressly provided in this Agreement, each of them may now or in the future engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement. Except as may be expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Information, shall create (a) any obligation not to research, manufacture, develop or commercialize any product or (b) any obligation to utilize a separate sales force for Products. Subject to the exclusivity provisions of Section 4.5, neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Each Party agrees to inform its key personnel assigned to the activities contemplated by this Agreement of the limitations on use of the disclosing Party’s Confidential Information contained in this Agreement, instruct such personnel to comply with such restrictions, and where appropriate, impose firewalls or other appropriate measures to minimize the potential for misuse of information. However, each Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated by this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated by this Agreement. In particular, it is anticipated that personnel in sales, marketing, clinical and regulatory functions, regardless of level, will participate in multiple programs and that management personnel will by nature of their leadership positions participate in multiple programs. For clarity, nothing in this Section 13.13 shall limit either Party’s obligations under Section 4.5 or Article 10.

ARTICLE 14
DISPUTE RESOLUTION

14.1        Dispute Resolution.  In the event of a dispute, controversy or claim under, arising out of or relating to this Agreement that is not subject to the JSC’s jurisdiction (e.g., a dispute related to whether a Party has performed its obligations under this Agreement) (a “Dispute”), the Parties shall refer such dispute to the Chief Executive Officer of NextCure and an appropriate executive of Lilly (the “Executive Officers”) for attempted resolution by good faith negotiations within twenty (20) business days after such referral is made. If the Executive Officers are unable to resolve such Dispute during such period of time, then either Party shall have the right to avail itself of, subject to the terms and conditions of this Agreement, any rights or remedies available at law or equity.

14.2        WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR ENFORCING AN ARBITRATION AWARD OR SEEKING INJUNCTIVE OR EQUITABLE RELIEF IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

[Signature page follows]

In Witness Whereof, the Parties have duly executed this Agreement to be effective as of the Effective Date.

EXECUTED

Signed on behalf of )
Eli Lilly and Company )
)
)

/s/ David A. Ricks
Signature of Authorized Officer

David A. Ricks
Name of Authorized Officer (please print)

November 2, 2018
Date Signed

Signed on behalf of )
NextCure, Inc. )
)
)

/s/ Michael Richman
Signature of Authorized Officer

Michael Richman
Name of Authorized Officer (please print)

November 2, 2018
Date Signed

[Signature Page to Research and Development Collaboration Agreement]

Index of Schedules and Exhibits:

Schedule 3.2.1: Initial Target Discovery Plan

Schedule 3.6:

Part A — Eli Lilly and Company Good Research Practices;

Part B — Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers

Schedule 3.10.1: Materials Transfer Record

Schedule 8.5: Lilly Responsibility Patents

Schedule 10.6.1: Initial Joint Press Release

Exhibit A: Pre-Existing Targets

Exhibit B: Excluded Targets

Schedule 3.2.1

Initial Target Discovery Plan

[***]

Schedule 3.6, Part A

Eli Lilly and Company Good Research Practices;

Eli Lilly and Company strives to provide innovative medicines, information, and exceptional customer service enabling people to live longer, healthier, and more active lives. This service cannot be achieved unless we conduct each aspect of our business with planning, innovation and an unsurpassed focus on Quality. Lilly has compiled a set of shared research Quality Standards defining how our research laboratories conduct good science. We call these Good Research Practices (GRPs), and they enable us to consistently deliver a degree of excellence, whether it is data, methodology, etc. In conducting business with Lilly, our expectation is that you conduct good science with a focus on Quality. The Lilly GRPs are defined below [***].

Schedule 3.6, Part B

Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers

[***]

Schedule 3.10.1

Materials Transfer Record

The Material(s) described below is/are supplied by the Supplying Party to the Receiving Party subject to the terms and conditions of the Research and Development Collaboration Agreement between NextCure and Lilly effective November 2, 2018 (the “Agreement”). For clarity, defined terms used herein and not defined herein have the meanings ascribed to such terms in the Agreement. This Schedule may be executed in one or more counterparts, including by facsimile or “PDF” exchange, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

Description of Material(s):

In signing below, the NextCure scientist and Lilly scientist acknowledge that they understand and will abide by the terms and conditions under which the Material(s) is/are provided.

Lilly Representative Signature	NextCure Representative Signature

Lilly Representative Name	NextCure Representative Name

Eli Lilly and Company	NextCure, Inc.

Date	Date

Schedule 8.5

Lilly Responsibility Patents

Schedule 10.6.1

Initial Joint Press Release

November 5, 2018

For Release:                                                                         Draft C

Refer to:	Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)
Timothy Mayer, Ph.D.; mmedia@nextcure.com; (240) 762-6486 (NextCure)
Shai Biran, Ph.D.; msbiran@macbiocom.com; (781) 235-3060 ( for NextCure Media)

Lilly and NextCure Announce Collaboration to Discover and Develop Novel Immuno-Oncology Medicines

•                  Collaboration aims to develop immuno-oncology cancer medicines across multiple tumor types

•                  NextCure to receive $25 million upfront payment and $15 million equity investment

INDIANAPOLIS, IN, and BELTSVILLE, MD — Eli Lilly and Company (NYSE: LLY) and NextCure, Inc. today announced a multi-year collaboration focused on the discovery and development of immuno-oncology cancer therapies. The collaboration aims to discover novel cancer targets utilizing NextCure’s proprietary FIND-IOTM platform.

Under the terms of the agreement, NextCure will apply its FIND-IO platform to identify novel, functional immune-related targets and Lilly will develop antibodies to these targets. Lilly and NextCure will each receive options to exclusively license antibodies resulting from the collaboration. NextCure will receive an upfront payment of $25 million, and will be eligible for development and commercial milestones and royalty payments, should Lilly successfully develop and commercialize new cancer therapies resulting from the collaboration. Additionally, Lilly has made a $15 million equity investment in NextCure.

“The emerging field of immuno-oncology is offering new treatment options and hope to cancer patients,” said Greg Plowman, M.D., Ph.D., vice president of oncology research at Lilly. “Through this collaboration, we hope to leverage NextCure’s discovery platform to expand the reach of this class of groundbreaking treatments by identifying novel cancer targets that could enable the development of a new generation of immuno-oncology therapies.”

“Partnering with Lilly, a world leader in drug development, to advance the next generation immuno-oncology therapies is important validation of our FIND-IO discovery platform and our approach to discovering and developing immunomedicines,” said Michael Richman, NextCure’s president & CEO. “FIND-IO has the potential to identify and rapidly translate immune cell interactions into disease modifying immunomedicines. We look forward to working with Lilly to discover novel targets that will further enhance both companies’ growing immuno-oncology pipelines.”

This transaction will be reflected in Lilly’s reported results and financial guidance according to Generally Accepted Accounting Principles (GAAP). There will be no change to Lilly’s 2018 non-GAAP earnings per share guidance as a result of this transaction.

About FIND-IOTM

The FIND-IOTM platform is designed to identify novel cell surface molecular interactions that drive functional immune responses in the tumor microenvironment and other disease sites. NextCure has developed proprietary approaches to assess immune pathways in primary immune cells and established cell lines from immune lineages, including T cells, NK cells, macrophages, myeloid-derived suppressor cells, dendritic cells, as well as cancer cells. NextCure is utilizing FIND-IOTM technology to identify targets that impact immune function, addressing the major challenge of supplying next generation immunomedicines for patients that do not respond to current cancer therapies.

About NextCure, Inc.

NextCure is a biopharmaceutical company focused on discovering and developing next generation first-in-class immunomedicines for cancer and other diseases. Our novel FIND-IOTM discovery technology identifies targets based on immunomodulatory function and on which the company is building a proprietary pipeline of immunomedicines. Our initial focus is to bring hope and new treatments to patients who do not respond to current cancer therapies. www.nextcure.com

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY

NextCure Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that are not historical facts are forward-looking statements. Words such as “expects,” “believes,” “intends,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as NextCure’s ability to raise additional capital, and risks related to NextCure’s ability to initiate, and enroll patients in, planned clinical trials. You should not place undue reliance on any forward-looking statements. NextCure assumes no obligation to update any forward-looking statements.

Lilly Forward-Looking Statement

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a collaboration between Lilly and NextCure, and reflects Lilly’s current beliefs. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug development and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the collaboration, or that the collaboration will yield commercially successful products. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly’s expectations, please see Lilly’s most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

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Exhibit A

Pre-Existing Targets

[***]

Exhibit B

Excluded Targets

[***]